Exhibit 10.5

ATTENTION: COUNTY RECORDER—THIS INSTRUMENT COVERS GOODS THAT ARE OR WILL BECOME FIXTURES ON THE DESCRIBED REAL PROPERTY AND SHOULD BE FILED FOR RECORD IN THE REAL PROPERTY RECORDS WHERE MORTGAGES ON REAL ESTATE ARE RECORDED. THIS INSTRUMENT SHOULD ALSO BE INDEXED AS A UNIFORM COMMERCIAL CODE FINANCING STATEMENT COVERING GOODS THAT ARE OR WILL BECOME FIXTURES ON THE DESCRIBED REAL PROPERTY. THE MAILING ADDRESSES, TELEPHONE NUMBERS, AND FAX NUMBERS OF THE SECURED PARTY AND THE DEBTOR ARE WITHIN.

MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING

(Anoka County and Ramsey County)

STERLING GEORGETOWN, LLC,
a Minnesota limited liability company,
Borrower,

having an office at
1711 Gold Drive South, Suite 100
Fargo, North Dakota 58103

to

TRANSAMERICA LIFE INSURANCE COMPANY,
an Iowa corporation,
Lender,

having an office
c/o AEGON USA Realty Advisors, LLC
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-5443

effective as of the ___ day of December, 2014 (the “Effective Date”)

Loan Amount:  $62,595,000.00
Premises:  Sterling Minnesota Portfolio, Anoka County and Ramsey County, Minnesota

NOTICE:  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $62,595,000, TOGETHER WITH PROTECTIVE ADVANCES, UNDER CHAPTER 287 OF MINNESOTA STATUTES.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

Mortgage, Security Agreement and Fixture Filing

This Mortgage, Security Agreement and Fixture Filing (this “Mortgage”) is made and given as of the Effective Date, by STERLING GEORGETOWN, LLC, as borrower, a Minnesota limited liability company, whose address is 1711 Gold Drive South, Suite 100, Fargo, North Dakota 58103 (the “Borrower”), to TRANSAMERICA LIFE INSURANCE COMPANY, as lender, an Iowa corporation having an office c/o AEGON USA Realty Advisors, LLC, 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-5443 (the “Lender”). The definitions of capitalized terms used in this Mortgage may be found either in Sections 3 or 22 below, or through the cross-references provided in those Sections.

1.	Recitals
a.

Under the terms of a commercial Loan Application/Commitment dated November 20, 2014, as amended (the “Commitment”), AEGON USA Realty Advisors, LLC (“AEGON”), as agent for the Lender, agreed to fund a loan in the principal amount of $62,595,000 (the “Loan”).

b.

The Lender has funded the Loan in the principal amount of $62,595,000 in accordance with the Commitment, and to evidence the Loan, the Borrower has executed and delivered to the Lender (1) a certain Secured Promissory Note, of even date, in the amount of $45,890,000, with a maturity and final payment date of January 1, 2030 (the “15-Year Note”), and (2) a certain Secured Promissory Note, of even date, in the amount of $16,705,000, with a maturity and final payment date of January 1, 2025 (the “10-Year Note”) (each, a “Note”).  The 15-Year Note and the 10-Year Note, together with any extensions, renewals or modifications, are collectively described as the “Notes.”

c.	The Notes and the Loan are further described in a Loan Agreement dated as of the date hereof (the “Loan Agreement”).
d.	The Commitment requires that the Loan be secured by all of the Borrower’s existing and after-acquired interest in certain real property and by certain tangible and intangible personal property.
2.	Granting Clause

To secure the repayment of the Indebtedness, any increases, modifications, renewals or extensions of the Indebtedness, and any substitutions for the Indebtedness, as well as the performance of the Borrower’s other Obligations, and in consideration of the sum of ten dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower mortgages, grants, bargains, warrants, conveys, alienates, releases, assigns, sets over and confirms to the Lender, and to its successors and assigns forever, all of the Borrower’s existing and after acquired interests in the Real Property.

3.	Defined Terms

The following defined terms are used in this Mortgage and in other Loan Documents. For ease of reference, terms relating primarily to the Security Agreement are defined in Subsection 22.1.

“Absolute Assignment of Leases and Rents” means the Loan Document bearing this heading.

“Affiliate” of any person means any entity controlled by, or under common control with, that person.

“Appurtenances” means all rights, estates, titles, interests, privileges, easements, tenements, hereditaments, titles, royalties, reversions, remainders and other interests, whether presently held by the Borrower or acquired in the future, that may be conveyed as interests in the Land under the laws of Minnesota. Appurtenances include the Easements and the Assigned Rights.

“Assigned Rights” means all of the Borrower’s rights, easements, privileges, tenements, hereditaments, contracts, claims, licenses or other interests. The Assigned Rights include all of the Borrower’s rights in and to, whether presently held by the Borrower or acquired in the future:

(a)	any greater estate in the Real Property;

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(b)

insurance policies required to be carried hereunder, including the right to negotiate claims and to receive Insurance Proceeds and unearned insurance premiums (except as expressly provided in Subsection 8.1);

(c)	Condemnation Proceeds;
(d)	licenses and agreements permitting the use of sources of groundwater or water utilities, septic leach fields, railroad sidings, sewer lines, and means of ingress and egress;
(e)	drainage over other property;
(f)	air space above the Land;
(g)	mineral rights;
(h)	party walls;
(i)	vaults and their usage;
(j)	franchises;
(k)	commercial tort claims relating to the Property;
(l)	construction contracts;
(m)	roof and equipment guarantees and warranties;
(n)	building and development licenses and permits;
(o)	tax credits, refunds or other governmental entitlements, credits or rights, whether or not vested;
(p)	licenses and applications (whether or not yet approved or issued);
(q)	rights under management and service contracts;
(r)	leases of Fixtures; and
(s)

trade names, trademarks, trade styles, service marks, logos and copyrights relating to the Real Property, and agreements with architects, environmental consultants, property tax consultants, engineers, and any other third-party contractors whose services benefit the Real Property.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101 et seq., and the regulations promulgated pursuant to those statutes.

“Brighton Village Parcel” means the Parcel located in New Brighton, Minnesota and described on Exhibit A to the Loan Agreement as Parcel “P-1.”

“Business Day” means any day when state and federal banks are open for business in New York, New York.

“Carveout Guarantee and Indemnity” means that certain “Carveout Guarantee and Indemnity Agreement” entered into by the Carveout Obligor on the date of this Mortgage, together with all substitutions, modifications, and amendments.

“Carveout Obligations” means those obligations described in Section 21.

“Carveout Obligor” means Sterling Properties, LLLP, a North Dakota limited liability limited partnership. Any other Person who expressly assumes liability for the Carveout Obligations during the term of the Loan shall become a “Carveout Obligor” for purposes of this Mortgage.

“Carveouts” means those matters from which Carveout Obligations may arise, which are described in Section 21.

“Condemnation Proceeds” means all money or other property that has been, or is in the future, awarded or agreed to be paid or given in connection with any taking by eminent domain of all or any part of the Real Property

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(including a taking through the vacation of any street dedication or through a change of grade of such a street), either permanent or temporary, or in connection with any purchase in lieu of such a taking, or as a part of any related settlement, except for the right to condemnation proceeds awarded to the tenant in a separate proceeding in respect of the lost value of the tenant’s leasehold interest, provided that the award does not reduce, directly or indirectly, the award to the owner of the Real Property.

“Curable Non-Monetary Default” means any of the acts, omissions, or circumstances specified in Subsection 10.3 below.

“Default” means any of the acts, omissions, or circumstances specified in Section 10 below.

“Default Rate” means the rate of interest specified as the “Default Rate” in each Note.

“Development Agreements” means all development, utility or similar agreements included in the Permitted Encumbrances.

“Easements” means the Borrower’s existing and future interests in and to the declarations, easements, covenants, and restrictions appurtenant to the Real Property.

“Environmental Indemnity Agreement” means the Loan Document bearing that heading, together with all substitutions, modifications, and amendments.

“Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (J) indoor air quality; or (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“ESA” means the written environmental site assessment of the Real Property obtained under the terms of the Commitment.

“Escrow Expenses” means those expenses in respect of real and personal property taxes and assessments, Insurance Premiums and such other Impositions as the Lender pays from time to time directly from the Escrow Fund using monies accumulated through the collection of Monthly Escrow Payments.

“Escrow Fund” means the funds deposited by Borrower with the Lender pursuant to Section 9 hereof, as reflected in the accounting entry maintained on the books of the Lender as funds available for the payment of Escrow Expenses under the terms of this Mortgage.

“Fixtures” means all materials, supplies, equipment, apparatus and other items now or hereafter attached to or installed on the Land and Improvements in a manner that causes them to become fixtures under the laws of Minnesota, including all built-in or attached furniture or appliances, elevators, escalators, heating, ventilating and air conditioning system components, emergency electrical generators and related fuel storage or delivery systems, septic system components, storm windows, doors, electrical equipment, plumbing, water conditioning, lighting,

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

cleaning, snow removal, lawn, landscaping, irrigation, security, incinerating, fire-fighting, sprinkler or other fire safety equipment, bridge cranes or other installed materials handling equipment, satellite dishes or other telecommunication equipment, built-in video conferencing equipment, sound systems or other audiovisual equipment, and cable television distribution systems. Fixtures do not include trade fixtures, office furniture and office equipment owned by a tenant who is unrelated to the Borrower, provided such items may be detached and removed by the tenant without damage to the Real Property, other than incidental damage that the tenant is obligated to repair under the terms of its Lease. Fixtures expressly include HVAC, mechanical, security and similar systems of general utility for the operation of the Improvements as leasable commercial real property.

“Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of Minnesota, Anoka County and Ramsey County, any city, town or village in which any of the Land is located, and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

“Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health, including: (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance and (C) Stachybotrys chartarum or other molds. However, the term “Hazardous Substance” includes neither (A) a substance used in the cleaning and maintenance of the Real Property, if the quantity, storage and manner of its use are customary, prudent, and do not violate applicable law, nor (B) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.

“Impositions” means all real and personal property taxes levied against the Property; general or special assessments; ground rent; water, gas, sewer, vault, electric or other utility charges; common area charges; owners’ association dues or fees; fees for any easement, license or agreement maintained for the benefit of the Property; and any and all other taxes, levies, user fees, claims, charges and assessments whatsoever that at any time may be assessed, levied or imposed on the Property or upon its ownership, use, occupancy or enjoyment, and any related costs, interest or penalties. In addition, “Impositions” include all documentary, stamp or intangible personal property taxes that may become due in connection with the Indebtedness, including Indebtedness in respect of any future advance made by the Lender to the Borrower, or that are imposed on any of the Loan Documents.

“Improvements” means, to the extent of the Borrower’s existing and future interest, all buildings and improvements of any kind erected or placed on the Land now or in the future, including the Fixtures, together with all appurtenant rights, privileges, Easements, tenements, hereditaments, titles, reversions, remainders and other interests.

“Incurable Non-Monetary Default” shall have the meaning stated in Section 10.2.

“Indebtedness” means all sums that are owed or become due pursuant to the terms of each Note, this Mortgage, or any of the other Loan Documents or any other writing executed by the Borrower relating to the Loan, including scheduled principal payments, scheduled interest payments, default interest, late charges, prepayment premiums, accelerated or matured principal balances, advances, collection costs (including reasonable attorneys’ fees), reasonable attorneys’ fees and costs in enforcing or protecting each Note, this Mortgage, or any of the other Loan Documents in any probate, bankruptcy or other proceeding, receivership costs and all other financial obligations of the Borrower incurred in connection with the Loan transaction, provided, however, that this Mortgage shall not secure any Loan Document or any particular person’s liabilities or obligations under any Loan Document to the extent that such Loan Document expressly states that it or such particular person's liabilities or obligations are unsecured by this Mortgage. “Indebtedness” shall also include any obligations under agreements executed and delivered by Borrower which specifically provide that such obligations are secured by this Mortgage.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

“Insurance Premiums” means all premiums or other charges required to maintain in force any and all insurance policies that this Mortgage requires that the Borrower maintain.

“Insurance Proceeds” means (A) all proceeds of all insurance now or hereafter carried by or payable to the Borrower with respect to the Real Property, including with respect to the interruption of rents or income derived from the Property, all unearned insurance premiums and all related claims or demands, and (B) all Proceeds (as defined in Subsection 22.1).

“Key Principal” means Sterling Properties, LLLP, a North Dakota limited liability limited partnership.

“Land” means those certain tracts of land located in Anoka County and Ramsey County, Minnesota, which are described on Exhibit A, attached hereto and made a part hereof, together with the Appurtenances.

“Leases” means all leases, subleases, licenses, concessions, extensions, renewals and other agreements (whether written or oral, and whether presently effective or made in the future) through which the Borrower grants any possessory interest in and to, or any right to occupy or use, all or any part of the Real Property, and any related guaranties.

“Legal Control” means the power, either directly or indirectly, to exercise the authority of the Borrower as owner of the Real Property, either as the majority shareholder of the common stock of a corporation, the sole general partner of a limited partnership, the managing general partner of a general partnership, or the sole manager or sole managing member of a limited liability company, provided the person or entity exercising such authority cannot be divested of such authority without its consent, either directly or indirectly, except for cause.

“Legal Requirements” means all laws, statutes, rules, regulations, ordinances, judicial decisions, administrative decisions, building permits, development permits, certificates of occupancy, or other requirements of any Governmental Authority.

“Loan Allocation” has the meaning set forth in the Loan Agreement.

“Loan Documents” means all documents evidencing the Loan or delivered in connection with the Loan, whether entered into at the closing of the Loan or in the future, including each Note, this Mortgage, the Absolute Assignment of Leases and Rents, the Carveout Guarantee and Indemnity, and the Environmental Indemnity Agreement.

“Maximum Permitted Rate” means the highest rate of interest permitted to be paid or collected by applicable law with respect to the Loan.

“Monthly Escrow Payment” means the sum of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement, and the Monthly Reserve Requirement.

“Monthly Imposition Requirement” means one-twelfth (1/12th) of the annual amount that the Lender estimates will be required to permit the timely payment by the Lender of those Impositions that the Lender elects, from time to time, to include in the calculation of the Monthly Imposition Requirement. Such Impositions shall include real and personal property taxes and may include, at the Lender’s sole and absolute discretion, any Impositions that the Borrower has failed to pay on a timely basis during the term of the Loan. The Lender shall base its estimate on the most recent information supplied by the Borrower concerning future Impositions. If the Borrower fails to supply such information or if it is unavailable at the time of estimation, the Lender shall estimate future Impositions using historical information and an annual inflation factor equal to the lesser of five percent (5%) and the maximum inflation factor permitted by law.

“Monthly Insurance Premium Requirement” means one-twelfth (1/12th) of the annual amount that the Lender estimates (based on available historical data and using, if future Insurance Premiums are as yet undeterminable, a five percent (5%) inflation factor) will be required to permit the timely payment of the Insurance Premiums by the Lender.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

“Monthly Reserve Requirement” means the monthly payment amount which the Lender estimates will result, over the subsequent twelve (12) months, in the accumulation of a surplus in the Escrow Fund equal to the sum of the Monthly Imposition Requirement and the Monthly Insurance Premium Requirement.

“Notes” has the meaning set forth in the Recitals, and includes all extensions, renewals and modifications of the Notes.

“Notice” means a notice given in accordance with the provisions of Subsection 25.13.

“Obligations” means all of the obligations required to be performed under the terms and conditions of any of the Loan Documents by any Obligor.

“Obligor” means the Borrower, the Carveout Obligor, or any other Person that is liable under the Loan Documents for the payment of any portion of the Indebtedness, or the performance of any other obligation required to be performed under the terms and conditions of any of the Loan Documents, under any circumstances.

“Parcel” has the meaning set forth in the Loan Agreement.

“Participations” means participation interests in the Loan Documents granted by the Lender.

“Permitted Control Group Member” shall mean any member of a group comprised of the Key Principal.

“Permitted Encumbrances” means (A) the lien of taxes and assessments not yet due and payable and (B) those matters of public record listed as special exceptions or subordinate matters in the Lender's title insurance policy insuring the priority of this Mortgage.

“Permitted Transfer” means a transfer specifically described in Section 14 as permitted.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority or other entity.

“Property” means the Real Property and the Leases, Rents and Personal Property (as such latter term is defined in Subsection 22.1 below).

“Qualified Offer” means a written offer from the Borrower to do whichever of the following the Lender elects: (A) permit an uncontested foreclosure, or (B) deliver a deed in lieu of foreclosure within sixty (60) days of the Lender’s acceptance of the offer. An offer is not a Qualified Offer if the offer is conditioned on any payment by the Lender, on the release of any Obligor from any Obligation, or on any other concession.

“Qualified Property Manager” means either (A) a financially sound, professional property management company, experienced in managing properties similar in type and quality to the Real Property, and which is one of the top three institutional property management companies in the real estate market where the Real Property is located, based on the number of units under its management or (B) another property management company approved in writing by the Lender.

“Real Property” means the Land and the Improvements.

“Rents” means all rents, income, receipts, issues and profits and other benefits paid or payable for using, leasing, licensing, possessing, operating from or in, residing in, selling, mining, extracting minerals from, or otherwise enjoying the Real Property, whether presently existing or arising in the future, to which the Borrower may now or hereafter become entitled or may demand or claim from the commencement of the Loan term through the time of the satisfaction of all of the Obligations, including security deposits, amounts drawn under letters of credit securing tenant obligations, minimum rents, additional rents, common area maintenance charges, parking revenues, deficiency rents, termination payments, space contraction payments, damages following default under a Lease, premiums payable by tenants upon their exercise of cancellation privileges, proceeds from lease guarantees, proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Real Property, all rights and claims of any kind which the Borrower has or may in the

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

future have against the tenants under the Leases, lease guarantors, or any subtenants or other occupants of the Real Property, all proceeds of any sale of the Real Property in violation of the Loan Documents, any future award granted the Borrower in any court proceeding involving any such tenant in any bankruptcy, insolvency, or reorganization proceedings in any state or federal court, and any and all payments made by any such tenant in lieu of rent.

“Restoration” means (A) in the case of a casualty resulting in damage to or the destruction of the Improvements, the repair or rebuilding of the Improvements to their original condition, or (B) in the case of the condemnation of a portion of the Real Property, the completion of such work as may be necessary in order to remedy the effects of the condemnation so that the value and income-generating characteristics of the Real Property are restored.

“Roseville Parcel” means that Parcel described as P-5 in the Loan Agreement consisting of Rosedale Estates South and North, and located in Roseville, Minnesota.  The Roseville Parcel is legally described on Exhibit A to this Mortgage as Tracts 2 and 6, collectively.

“Roseville Special Assessment” means the special assessment or assessments that are shown as deferred assessments for streets affecting the Roseville Parcel as described in the title insurance policy issued to Lender in connection with the Loan by First American Title Insurance Company as Assessment “P-99-02-23.”

“Termination Payments” means Rents paid to the Borrower in consideration of the Borrower’s release of a party from liability for a contractual or other legal obligation (e.g., lease termination, space contraction, and legal settlement payments). Termination Payments do not include payments of Rents under $250,000 paid pursuant to termination or space contraction options contained in Leases approved by the Lender or in Leases deemed approved or not requiring Lender approval under the Assignment.

4.	Title

The Borrower represents to and covenants with the Lender and with its successors and assigns that, at the point in time of the grant of this Mortgage, the Borrower is well seized of good and indefeasible title to the Real Property, in fee simple absolute, subject to no lien or encumbrance except the Permitted Encumbrances. The Borrower warrants this estate and title to the Lender and to its successors and assigns forever, against all lawful claims and demands of all Persons. The Borrower shall maintain mortgagee title insurance issued by a solvent carrier, covering the Real Property in an amount at least equal to the amount of the Loan’s original principal balance. This Mortgage is and shall remain a valid and enforceable first mortgage on and security title to the Real Property, and if the validity or enforceability of this first mortgage is attacked by appropriate proceedings, the Borrower shall diligently and continuously defend it through appropriate proceedings. Should the Borrower fail to do so, the Lender may at the Borrower’s expense take all necessary action, including the engagement and compensation of legal counsel, the prosecution or defense of litigation, and the compromise or discharge of claims. The Borrower shall defend, indemnify and hold the Lender harmless in any suit or proceeding brought to challenge or attack the validity, enforceability or priority of this Mortgage. If a prior construction, mechanics’ or materialmen’s lien on the Real Property arises by operation of statute during any construction or repair of the Improvements, the Borrower shall either cause the lien to be discharged by paying when due any amounts owed to such persons, or shall comply with Section 12 of this Mortgage.

5.	Representations of the Borrower

The Borrower represents to the Lender as follows:

5.1	Legal Control

The Borrower is under the Legal Control of the Key Principal.

5.2	Formation, Existence, Good Standing

The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Minnesota.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

5.3	Power and Authority

The Borrower has full power and authority to carry on its business as presently conducted, to own the Property, to execute and deliver the Loan Documents, and to perform its Obligations.

5.4	Anti-Terrorism Regulations

No Borrower, Borrower Affiliate, or person owning an interest in the Borrower or in any Borrower Affiliate, is either a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).

5.5	Due Authorization

The Loan transaction and the performance of all of the Borrower’s Obligations have been duly authorized by all requisite limited liability company action, and each individual executing any Loan Document on behalf of the Borrower has been duly authorized to do so.

5.6	No Conflict, Default or Violations

The delivery, execution or performance of the Borrower’s Obligations will not conflict with, result in any breach of, or constitute a default under, any contract, agreement, document or other instrument to which the Borrower is a party or by which the Borrower may be bound or affected, and do not and will not violate or contravene any law, statute, rule, order or regulation of any Governmental Authority to which the Borrower or the Property are subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with the Loan Documents.

5.7	No Further Approvals or Actions Required

No approval by, authorization of, or filing with any Governmental Authority is necessary in connection with the authorization, execution and delivery of the Loan Documents by the Borrower.

5.8	Due Execution and Delivery

Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.

5.9	Legal, Valid, Binding and Enforceable

Each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.10	Accurate Financial Information

All financial information furnished by the Borrower to the Lender in connection with the application for the Loan is true, correct and complete in all material respects and does not omit to state any fact or circumstance necessary to make the statements in them not misleading, and there has been no material adverse change in the financial condition of the Borrower since the date of such financial information.  Notwithstanding the foregoing, Lender acknowledges that the Borrower has relied in part on information furnished by the Seller of the Real Property in providing financial information about the real property.

5.11	Compliance with Legal Requirements

All governmental approvals and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the Real Property in compliance with applicable law are in full force and effect, and the Real Property is currently being operated in compliance with the Legal Requirements in all material respects.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

5.12	Contracts and Franchises

All contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice are in force.

5.13	No Condemnation Proceeding

As of the Effective Date of this Mortgage, the Borrower has no knowledge of any present, pending or threatened condemnation proceeding or award affecting the Real Property.

5.14	No Litigation

As of the Effective Date of this Mortgage, to Borrower’s knowledge, there is no suit or administrative proceeding pending, or threatened, against or affecting the Borrower or the Real Property which, if adversely determined, may have a material adverse effect on the Real Property or on the financial condition or business of the Borrower.

5.15	No Casualty

As of the Effective Date of this Mortgage, no damage to the Real Property by any fire or other casualty has occurred, other than damage that has been repaired in accordance with good commercial practice and in compliance with applicable law.

5.16	Independence of the Real Property

The Real Property may be operated independently from other land and improvements not included within or located on the Land, and it is not necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements.

5.17	Complete Lots and Tax Parcels

The Land is comprised exclusively of tax parcels that are entirely included within the Land, and, if the Land is subdivided, of subdivision lots that are entirely included within the Land.

5.18	Ownership of Fixtures

The Borrower owns the Fixtures free of any encumbrances, including purchase money security interests, rights of lessors, and rights of sellers under conditional sales contracts or other financing arrangements.

5.19	Commercial Property

The Real Property consists of multifamily apartment projects to be owned by Borrower for commercial investment purposes, and the Loan has not been made for personal, family or household purposes.

5.20	Real Property is not Homestead Property

The Real Property is NOT HOMESTEAD PROPERTY of the Borrower or of the spouse of any person named as the Borrower.

5.21	Performance under Development Agreements

All of the obligations of the owner of the Real Property due under the Development Agreements, if any, have been fully, timely and completely performed and such performance has been accepted by the related governmental agency or utility company, and no Governmental Authority has alleged that any default exists under any of the Development Agreements.

5.22	Status of Certain Title Matters

To Borrower’s knowledge, each of the Easements included within the Appurtenances (a) is valid and in full force and effect and may not be amended or terminated, except for cause, without the consent of the

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

Borrower, (b) has not been amended or supplemented, (c) requires no approval of the Improvements that has not been obtained, (d) is free of defaults or alleged defaults, (e) does not provide for any assessment against the Real Property that has not been paid in full, and (f) has not been violated by the owner of the Real Property or, to the best of the Borrower’s knowledge, by any tenant of the Real Property.

5.23	No Prohibited Transactions

The Borrower represents to the Lender that either (a) the Borrower is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity that is deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or (b) the execution of the Loan Documents, the acceptance of the Loan by the Borrower and the existence of the Loan will not result in a non-exempt prohibited transaction under §406 of ERISA or Section 4975 of the Code. The Borrower further warrants and covenants that the foregoing representation will remain true during the term of the Loan.

5.24	Background of the Borrower and its Principals

There is no history of or pending litigation for felonious charges, foreclosure, or insolvency on the part of the Borrower, any party that has a significant economic interest in the Borrower, or any party that has Legal Control of the Borrower.

5.25	Solvency

The Borrower is not the subject of any bankruptcy court filing, insolvency proceeding, receivership, composition or assignment for the benefit of creditors, and is solvent and has the ability to pay its debts as they become due.  As of the Effective Date of this Mortgage, to Borrower’s knowledge, there is no suit or administrative proceeding pending, or threatened, against or affecting the Borrower or the Real Property which, if adversely determined, may have a material adverse effect on the Real Property or on the financial condition of the Borrower.

The Lender acknowledges that the Borrower has relied in full or in part on representations from, or on information furnished by, the seller of the Real Property in making the representations of Subsections 5.11 (“Compliance with Legal Requirements”), 5.12 (“Contracts and Franchises”), 5.13 (“No Condemnation Proceeding”), 5.14 (“No Litigation”), 5.15 (“No Casualty”), 5.21 (“Performance under Development Agreements”), and 5.22 (“Status of Certain Title Matters”).

6.	Covenants
6.1	Good Standing

The Borrower shall remain in good standing as a limited liability company under the laws of Minnesota and shall maintain in force all statements of fictitious name and registrations necessary for the lawful operation of its business in Minnesota during the term of the Loan.

6.2	No Default or Violations

The Borrower shall not enter into any contract, agreement, document or other instrument, if the performance of the Borrower's Obligations would result in any breach of, or constitute a default under, any such contract, agreement, document or other instrument, or if the contract, agreement, document or other instrument would impose or contemplate any obligations the performance of which would result in a Default under the Loan Documents or would be inconsistent with the performance of the Borrower's Obligations.

6.3	Payment and Performance

The Borrower shall pay the Indebtedness and perform all of its other Obligations, as and when the Loan Documents require such payment and performance.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

6.4	Bankruptcy Remote Entity

The Borrower represents, warrants and covenants that it has not and will not:

(a)	engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;
(b)	acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the operation of the Property;
(c)	merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(d)

fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(e)	own any subsidiary, or make any investment in, any Person;
(f)	commingle its assets with the assets of any other Person;
(g)

incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness, unsecured trade payables and unsecured equipment leases (both of which must be incurred in the ordinary course of business relating to the ownership and operation of the Property) provided the same (x) do not exceed at any time in the aggregate a maximum amount of three percent (3%) of the outstanding principal amount of the Notes, and (y) are paid within sixty (60) days after the date incurred;

(h)

fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person (provided, however, Lender acknowledges that Sterling Properties, LLLP will own 100% of Borrower and, as a result, Borrower’s financial statements will be part of the Sterling Properties, LLLP consolidated statement);

(i)

enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(j)	maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(k)

assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(l)	make any loans or advances to any Person;
(m)	fail to file its own tax returns (unless prohibited by Legal Requirements from doing so) it being acknowledged that Borrower may file a consolidated return with Sterling Properties LLLP;
(n)

fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(o)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operation;

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(p)	fail to pay its own liabilities or to separately account for such liabilities; and
(q)	acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable.
6.5	Payment of Impositions

The Borrower shall pay the Impositions on or before the last day on which they may be paid without penalty or interest, and shall, within thirty (30) days, furnish the Lender with a paid receipt or a cancelled check as evidence of payment. If the Lender does not receive such evidence, the Lender may obtain it directly. If it does so, the Lender will charge the Borrower an administrative fee of $250 for securing the evidence of payment. The payment of this fee shall be a demand obligation of the Borrower. The Borrower may meet the Imposition payment requirements of this Subsection 6.5 by remitting the Monthly Escrow Payments when due, by immediately providing Notice to the Lender of any new Imposition or increased Imposition unknown to the Lender, and by paying to the Lender on demand any amount required to increase the Escrow Fund to an amount sufficient to permit the Lender to pay all Impositions from the Escrow Fund on time. If the Borrower wishes to contest the validity or amount of an Imposition, it may do so by complying with Section 12. If any new Legal Requirement (other than a general tax on income or on interest payments) taxes this Mortgage so that the yield on the Indebtedness would be reduced, and the Borrower may lawfully pay the tax or reimburse the Lender for its payment, the Borrower shall do so.

6.6	Legal Control of the Borrower

The Borrower shall remain under the Legal Control of the Key Principal during the term of the Loan.

6.7	Management of the Real Property

The Real Property shall be managed at all times by the Key Principal, by a property management company engaged by the Key Principal to manage the Real Property, or by a Qualified Property Manager.

6.8	Maintenance of the Real Property

The Borrower shall not commit or permit any waste of the Real Property as a physical or economic asset, and agrees to maintain in good repair the Improvements, including structures, roofs, mechanical systems, parking lots or garages, and other components of the Real Property that are necessary or desirable for the use of the Real Property, or which the Borrower as landlord under any Lease is required to maintain for the benefit of any tenant. In its performance of this Obligation, the Borrower shall promptly and in a good and workmanlike manner repair or restore, as required under Subsection 6.19, any elements of the Improvements that are damaged or destroyed. The Borrower shall also comply with all operation and maintenance plans required by the Lender in connection with the closing of the Loan and repair or replace roofs, parking lots, mechanical systems, and other elements of the Improvements requiring periodic repair or replacement. The Borrower shall carry out such replacements no less frequently than would a commercially reasonable owner intending to maintain the maximum income-generating potential of the Real Property over its reasonable economic life. The Borrower shall not, without the prior written consent of the Lender, demolish, reconfigure, or materially alter the structural elements of the Improvements or commence any new construction on the Real Property, unless such an action is the obligation of the Borrower under a Lease approved by Lender. The Lender agrees that any request for its consent to such an action shall be deemed given if the Lender does not respond within fifteen (15) Business Days to any written request for such a consent, if the request is accompanied by all materials required to permit the Lender to analyze the proposed action.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

6.9	Use of the Real Property

The Borrower agrees that the Real Property may only be used as a residential apartment complex and for no other purpose. The Real Property may not be converted to a cooperative or condominium without Lender’s prior written consent, which consent may be withheld in Lender's sole and absolute discretion.

6.10	Legal Requirements

The Borrower shall maintain in full force and effect all governmental approvals and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the Real Property in compliance with applicable law, and shall comply with all Legal Requirements relating to the Real Property at all times.

6.11	Contracts and Franchises

The Borrower shall maintain in force all contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice.

6.12	Covenants Regarding Certain Title Matters

The Borrower shall promptly pay, perform and observe all of its obligations under the Easements included within the Appurtenances or under reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances, shall not modify or consent to the termination of any of them without the prior written consent of the Lender, shall promptly furnish the Lender with copies of all notices of default under them, and shall cause all covenants and conditions under them and benefiting the Real Property to be fully performed and observed.

6.13	Independence of the Real Property

The Borrower shall maintain the independence of the Real Property from other land and improvements not included within or located on the Land. In fulfilling this covenant, the Borrower shall neither take any action which would make it necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements, nor take any action which would cause any land or improvements other than the Land and the Improvements to rely upon the Land or the Improvements for those purposes.

6.14	Complete Lots and Tax Parcels

The Borrower shall take no action that would result in the inclusion of any portion of the Land in a tax parcel or subdivision lot that is not entirely included within the Land.

6.15	Commercial Property

The Real Property shall be used for investment purposes as a commercial apartment complex rather than for  personal or family residential purposes.

6.16	Real Property is not Homestead Property

The Real Property shall NOT BECOME HOMESTEAD PROPERTY of the Borrower or of the spouse of any person named as the Borrower.

6.17	Performance under Development Agreements

The Borrower shall fully, timely and completely perform all of the obligations of the owner of the Real Property due under the Development Agreements, if any, and shall cause no default under any of the Development Agreements.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

6.18	Status of Certain Title Matters

The Borrower shall not take or fail to take any action with respect to the Easements included within the Appurtenances or the reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances if, as the result of such an action or failure, the subject Easement or other title matter would (a) be rendered invalid or without force or effect, (b) be amended or supplemented without the consent of the Lender, (c) be placed in default or alleged default, (d) result in any lien against the Real Property, or (e) give rise to any assessment against the Real Property, unless immediately paid in full.

6.19	Restoration upon Casualty or Condemnation

If a casualty or condemnation occurs, the Borrower shall promptly commence and diligently complete the Restoration of the Real Property, provided the related Insurance Proceeds or Condemnation Proceeds held by the Lender are available for Restoration under the terms of Sections 8.3 and 8.5.

6.20	Performance of Landlord Obligations

The Borrower shall perform its obligations as landlord under the Leases and shall neither take any action, nor fail to take any action, if the action or failure would be inconsistent with the commercially reasonable management of the Real Property for the purpose of enhancing its long-term performance and value.

6.21	Financial Reports and Operating Statements
(a)	Maintenance of Books and Records

During the term of the Loan, the Borrower shall maintain complete and accurate accounting and operational records, including copies of all Leases and other material written contracts relating to the Real Property, copies of all tax statements, and evidence to support the payment of all material property-related expenses.

(b)	Delivery of Financial and Property-Related Information

Within one hundred twenty (120) days after the end of each of its fiscal years, or, if a Default exists, on demand by the Lender, the Borrower shall deliver to the Lender copies of the financial statements of the Borrower, including balance sheets and earnings statements. Within forty-five (45) days after the end of each of its fiscal quarters, or, if a Default exists, on demand by the Lender, the Borrower shall deliver to the Lender (A) a complete and accurate operating statement for the Real Property, and (B) a complete rent roll, all in form satisfactory to the Lender. The operating statement and rent roll must be certified by the Borrower to be true and correct and must include each tenant’s name, unit type and address, occupied and leased, rent, lease expiration date, renewal options and related rental rates, delinquencies and vacancies.  If the Borrower fails to deliver the items required in this Subsection, the Lender may engage an accounting firm to prepare the required items. The Borrower shall cooperate fully with any investigative audit required to permit the accounting firm to produce these items, and the fees and expenses incurred in connection with their preparation shall be paid on demand by the Borrower.

(c)	Reporting Format

The Borrower shall cooperate in providing the reports required above in any industry-standard format that the Lender may designate, provided such reporting format is not cost prohibitive.

(d)	Effect of Failure to Deliver Financial and Property Reports

If no Default exists and the Borrower or the Carveout Obligor fails to provide the financial and property reports required under this Section before the applicable deadline, the Lender will provide a Notice of this failure and a thirty (30)-day opportunity to cure before a Default shall exist. All

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

monthly payments of principal and interest under the Notes that become due after this cure period has elapsed but before the reports are received by the Lender must be accompanied by a fee of .000834 times the principal balance of the Loan at the beginning of the previous month until such time as the required reports are received by the Lender, regardless of whether the Notice has asserted that the failure constitutes a Default under this Mortgage. This fee represents a notional re-pricing of the Loan by one hundred (100) basis points to compensate the Lender for (A) the increased risk resulting from the Lender’s inability to monitor and service the Loan using up-to-date information and (B) the reduced value and liquidity of the Loan as a financial asset.

(e)	Certification of Information

The annual financial and operating statements provided under this Subsection need not, as an initial matter, be certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles, consistently applied, or, in the case of financial statements prepared on a cash or income tax basis, or of operating statements, as not materially misleading based on an audit conducted in accordance with generally accepted auditing standards. The Borrower shall, however, certify that such statements are true and correct, and the Lender expressly reserves the right to require such a certification by an independent certified public accountant if a Default exists or if the Lender, in good faith, has reason to believe that any previously provided financial or operating statement is misleading in any material respect.

6.22	Estoppel Statements

Upon request by the Lender, the Borrower shall, within ten (10) Business Days of Notice of the request, furnish to the Lender or to whom it may direct, a written statement acknowledging the amount of the Indebtedness and disclosing  all offsets or defenses exist against the Indebtedness. Thereafter, the Borrower shall be estopped from asserting any other offsets or defenses alleged to have arisen as of the date of the statement.

6.23	Prohibition on Certain Distributions

If a Default exists under any of Subsections 10.1,  10.2(b),  10.2(c),  10.2(d),  10.2(e) or 10.2(f), the Borrower shall not pay any dividend or make any partnership, trust or other distribution, and shall not make any payment or transfer any property in order to purchase, redeem or retire any interest in its beneficial interests or ownership.

6.24	Use of Loan Proceeds

The Loan proceeds shall be used solely for commercial purposes.

6.25	Prohibition on Cutoff Notices

The Borrower shall not issue any Notice to the Lender to the effect that liens on the Real Property after the date of the Notice will enjoy priority over the lien of this Mortgage.

6.26	Prohibited Person Compliance

The Borrower warrants, represents and covenants that neither the Borrower nor any Obligor nor any of their respective affiliated entities is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [i] - [iv] above are herein referred to as a

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

“Prohibited Person”). The Borrower covenants and agrees that neither the Borrower, nor any Obligor nor any of their respective affiliated entities will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Borrower further covenants and agrees to deliver (from time to time) to the Lender any such certification or other evidence as may be requested by the Lender in its sole and absolute discretion, confirming that (i) neither the Borrower nor any Obligor is a Prohibited Person and (ii) neither the Borrower nor any Obligor has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

7.	Insurance Requirements

At all times until the Indebtedness is paid in full, the Borrower shall maintain insurance coverage and administer insurance claims in compliance with this Section.

7.1	Minimum Required Coverages
(a)	“All Risk” Property Insurance Coverage

The Borrower shall maintain property insurance coverage at least equivalent or superior to the Insurance Services Offices (ISO) “Cause of Loss – Special Form” coverage in an amount not less than one hundred percent (100%) of the replacement cost of all insurable elements of the Real Property and of all tangible Personal Property, with coinsurance waived, or if a coinsurance clause is in effect, with an Agreed Amount endorsement acceptable to the Lender. Coverage shall extend to the Real Property and to all tangible Personal Property.

(b)	Broad Form Boiler and Machinery/HVAC/Equipment Breakdown

The Borrower shall maintain broad form boiler and machinery coverage, including coverage for resulting loss of income/loss of rents/extra expense if any of the following is located on the Real Property: any boiler or other fired-pressure vessel; any machinery containing pressure; or any machinery generating or transmitting power, including without limitation, centralized HVAC equipment, community water heaters, refrigeration or air conditioning vessels, or pumps.

(c)	Flood

If the Real Property is located in a special flood hazard area (SFHA, also known as the 100-year floodplain) according to the most current flood insurance rate map (FIRM) issued by the Federal Emergency Management Agency (FEMA) and if flood insurance is available, the Borrower shall maintain flood insurance coverage on all insurable elements of the Real Property and of all tangible Personal Property for one hundred percent (100%) of the replacement cost or the maximum amount available under the National Flood Insurance Program (NFIP), and if available the resulting loss of business income/loss of rents/extra expense.

(d)	Windstorm

The Borrower shall maintain windstorm coverage that includes all named windstorms. Windstorm coverage may be provided by a policy separate from the other insurance coverage required in this Section.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(e)	Business Interruption/Time Element Coverage

The Borrower shall maintain a form of business interruption coverage or loss of rents/extra expense coverage for resulting loss of income by a covered peril in the amount of one year’s business income from the Property or loss of rents/extra expense.

(f)	Construction-Related Coverage

During the term of the Loan, while construction of any Improvements is in progress, the Borrower shall maintain Builder’s Risk coverage written on an all risk basis, completed value form, with limits reflecting the total completed value of the structure. Coverage shall extend to all property of the Borrower that is to be used during the excavation and preparation of the site of the Improvements, the construction of the Improvements (whether underground or above-ground) or that is intended to be incorporated into the Improvements, whether located on the Real Property, stored off-site or in transit. The Borrower and the general contractor (if it is an entity other than the Borrower) shall be named as insured under liability coverage.

(g)	Comprehensive/General Liability (CGL)

The Borrower shall maintain commercial general liability coverage for not less than $1,000,000 combined single limit per occurrence and general aggregate limit of $2,000,000.

(h)	Umbrella/Excess Liability

The Borrower shall maintain umbrella or excess liability coverage in an amount reasonably determined by the Lender, but in no event less than $1,000,000 per occurrence and in the aggregate. Umbrella or excess coverage should follow form to the underlying coverage.

(i)	Elective or Additional Coverages

The Lender may require additional insurance coverages or endorsements appropriate to the property type and site location. Additional coverages may include earthquake, mine subsidence, sinkhole, personal property, supplemental liability, or coverages of other property-specific risks.  ~~Borrower agrees to maintain in effect law and ordinance coverage satisfactory to Lender for the Brighton Village Parcel, in an amount not less than Five Million Dollars ($5,000,000), throughout the term of the Loan, unless otherwise agreed in writing by Lender; provided however, that such coverage may be effected through a blanket endorsement subject to the limitations in Section 7.2 below.~~

7.2	Blanket Coverage

The Borrower may satisfy the requirements of this Section through a so-called “blanket insurance policy” if (a) the policy includes limits by property location and (b) the Lender determines, in the exercise of its sole and absolute discretion, that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

7.3	How the Lender Shall Be Named

On all property insurance policies and coverages required under this Section (including coverage against loss of business income, also known as business income/loss of rents/extra expense), the Lender must be named as “first mortgagee” under a standard mortgagee clause and as a “loss payee” under a loss payee endorsement or a Lenders Loss Payable endorsement. On the Builder’s Risk and Commercial General Liability policies, the Lender must be named as an “additional insured.” The Lender shall be referred to verbatim as follows: “Transamerica Life Insurance Company and its successors, assigns, and affiliates; as their interest may appear; c/o AEGON USA Realty Advisors, LLC; Mortgage Loan Dept.; 4333 Edgewood Rd., NE; Cedar Rapids, Iowa  52499-5443.”

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

7.4	Rating

Each insurance carrier providing insurance required under this Section must have, independently of its parent’s or any reinsurer’s rating, a Best’s Rating of A- or better, and a Financial Size Rating of X or better, as reported in the most current issue of Best’s Insurance Guide, or as reported by Best on its internet web site.

7.5	Deductible

The maximum deductible on each required coverage or policy is $250,000.

7.6	Notices, Changes and Renewals

All policies must require the insurance carrier to give the Lender a minimum of ten (10) days’ notice in the event of modification, cancellation or termination for nonpayment of premium and a minimum of thirty (30) days’ notice of cancellation or nonrenewal, or as required under state law. Prior to each policy renewal, the Borrower shall report to the Lender all sublimits, margin clauses and other conditions and endorsements that reduce the coverages required in this Section and changes to deductibles for sub-limited coverages, self-insured retentions, fronting arrangements, or other endorsements or conditions that require the Borrower to retain additional risk. The Borrower shall report to the Lender immediately any facts known to the Borrower that may adversely affect the appropriateness or enforceability of any insurance contract, including, without limitation, changes in the ownership or occupancy of the Real Property, any hazard to the Real Property and any matters that may give rise to any claim. No fewer than thirty (30) days prior to expiration of any policy required under this Section, the Borrower shall provide either (a) an original or certified copy of the renewed policy, or (b) a certificate of insurance, including an Acord 28 (real property), Acord 27 (personal property) or Acord 25 (liability) certificate, or another document satisfactory to the Lender conferring on the Lender the rights and privileges of mortgagee. If the Borrower meets the foregoing requirement under clause (b), the Borrower shall supply an original or certified copy of the original policy within ninety (90) days. All certificates, documents, and original or certified copies of policies must (i) name the Borrower as a named insured or as an additional insured, (ii) include the complete and accurate property address, (iii) show that the applicable coverage or endorsement is in full force and effect, (iv) convey to the Lender the rights and privileges of a named mortgagee under the related policy, (v) include the Lender as loss payee (for business interruption coverages), and (vi) include the Lender as additional insured (for liability coverages).

7.7	Unearned Premiums

If this Mortgage is foreclosed, the Lender may at its discretion cancel any of the insurance policies required under this Section and apply any unearned premiums to the Indebtedness.

7.8	Forced Placement of Insurance

If the Borrower fails to comply with the requirements of this Section, the Lender may, at its discretion, procure any required insurance. Any premiums paid for such insurance, or the allocable portion of any premium paid by the Lender under a blanket policy for such insurance, shall be a demand obligation under this Mortgage, and any unearned premiums under such insurance shall comprise Insurance Proceeds and therefore a portion of the Property.

8.	Insurance and Condemnation Proceeds
8.1	Adjustment and Compromise of Claims and Awards

The Borrower may settle any insurance claim or condemnation proceeding if the effect of the casualty or the condemnation as it relates to any Parcel, may be remedied for $250,000 or less. If a greater sum is required, the Borrower may not settle any such claim or proceeding without the advance written consent of

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

the Lender. If a Default exists, the Borrower may not settle any insurance claim or condemnation proceeding without the advance written consent of the Lender.

8.2	Direct Payment to the Lender of Proceeds

If the Insurance Proceeds received in connection with a casualty or the Condemnation Proceeds received in respect of a condemnation as it relates to any Parcel, exceed $250,000, or if there is a Default, then such proceeds shall be paid directly to the Lender. The Lender shall have the right to endorse instruments which evidence proceeds that it is entitled to receive directly.

8.3	Availability to the Borrower of Proceeds

Insurance Proceeds and Condemnation Proceeds shall be paid to the Lender for use in accordance with Subsection 8.4, unless the amount received, as it relates to any Parcel, is less than five percent (5%) of the Loan Allocation for such Parcel as determined in accordance with Exhibit A to the Loan Agreement, in which case the Borrower shall have the right to use the Insurance Proceeds and Condemnation Proceeds to carry out the Restoration of the Real Property, subject to the conditions set forth in Subsections 8.5,  8.6, and 8.7.

If the amount received in respect of a casualty or condemnation for a Parcel equals or exceeds five percent (5%) of the Loan Allocation for a Parcel, and if the Loan-to-Value ratio of the Parcel on completion will be sixty-eight percent (68%) or less, as determined by the Lender in its discretion based on its estimate of the market value of the Parcel, the Lender shall receive such Insurance Proceeds or Condemnation Proceeds directly and hold them in a fund for Restoration subject to the conditions set forth in Subsections 8.5,  8.6, and 8.7 of this Section. If the Lender’s estimate of the market value of the Parcel implies a Loan-to-Value ratio of over 68%, and the Borrower disagrees with the Lender’s estimate, the Borrower may require that the Lender engage an independent appraiser (the “Fee Appraiser”) to prepare and submit to AEGON a full narrative appraisal report estimating the market value of the Parcel. The Fee Appraiser shall be certified in Minnesota and shall be a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The Fee Appraiser will be required to use assumptions and limiting conditions established by the Lender prior to the funding of the Loan and to prepare the appraisal in conformity with the Lender’s Appraisal Guidelines. For purposes of this Section, the independent appraiser’s value conclusion shall be binding on both the Lender and the Borrower. The Borrower shall have the right to make a prepayment of the Loan, without premium, sufficient to achieve this Loan-to-Value ratio. The independent fee appraisal shall be at the Borrower’s expense, and the Borrower shall pay to the Lender an administrative fee of $2,500 in connection with its review. The Lender may require that the Borrower deposit $10,000 with the Lender as security for these expenses or may pay the Fee Appraiser’s and administrative fees from the proceeds at its sole discretion.

8.4	Lender’s Use of Proceeds

Unless the Borrower has the right to use the Insurance Proceeds or the Condemnation Proceeds under the foregoing paragraphs, the Lender may, in its sole and absolute discretion, either apply them to the Loan balance or disburse them for the purposes of repair and reconstruction, or to remedy the effects of the condemnation. No prepayment premium will be charged on Insurance Proceeds or Condemnation Proceeds applied to reduce the principal balance of the Loan.

8.5	Conditions to Availability of Proceeds

The Lender shall have no obligation to release Insurance Proceeds or Condemnation Proceeds to the Borrower, and may hold such amounts as additional security for the Loan, if (a) a Default exists, (b) the Lender has delivered to the Borrower Notice of any act, omission or circumstance that will, if uncured, become a Default, and the required cure has not been effected or (c) if the Insurance Proceeds or

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

Condemnation Proceeds received by the Lender and any other funds deposited by the Borrower with the Lender are insufficient, as determined by the Lender in its reasonable discretion, to complete the Restoration. If a Default exists, the Lender may at its sole and absolute discretion apply such Insurance Proceeds and Condemnation Proceeds to the full or partial cure of the Default.

8.6	Gross Up of Restoration Fund; Permitted Mezzanine Financing

If the Lender determines that the Insurance Proceeds or Condemnation Proceeds received in respect of a casualty or a condemnation, as the case may be, would be insufficient to permit the Borrower to effect the Restoration, then the Borrower shall deposit in the Restoration fund such additional funds as the Lender determines are necessary to effect the Restoration. The Lender agrees to permit the Borrower to secure mezzanine financing in order to meet its obligation under this Subsection. The mezzanine loan may be secured by a pledge of interests in the Borrower, subject to an inter-creditor agreement on market terms for securitized loans.

8.7	Draw Requirements

The Borrower’s right to receive Insurance Proceeds and Condemnation Proceeds held by the Lender under this Section shall be conditioned on the Lender’s approval of plans and specifications for the Restoration. Each draw, except the last, shall be in the minimum amount of $50,000. Draw requests shall be accompanied by customary evidence of construction completion, and, if requested by Lender, by endorsements to the Lender’s mortgagee title insurance coverage insuring the absence of construction, mechanics’ or materialmen’s liens. Draws based on partial completion of the Restoration shall be subject to a ten percent (10%) holdback. All transactional expenses shall be paid by the Borrower.

9.	Escrow Fund

The Borrower shall pay the Monthly Escrow Payment on the first (1st) day of every month, commencing with the month in which the first regular monthly payment is due under the terms of each Note. The Lender shall hold Monthly Escrow Payments in a non-interest-bearing fund from which the Lender will pay on a timely basis those Escrow Expenses that the Lender has anticipated will become payable on a regular basis during the Loan’s term, and on which the Lender has based its determination of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement and the Monthly Reserve Requirement. The Escrow Fund will be maintained as an accounting entry in the Lender’s general account, where it may be commingled with the Lender’s other funds. The Lender may reanalyze the projected Escrow Expenses from time to time and shall advise the Borrower of any change in the amount of the Monthly Escrow Payment. Upon the foreclosure of this Mortgage, the delivery of a deed in lieu of foreclosure, or the payoff of the Loan, the Lender shall apply amounts in the Escrow Fund, net of accrued Escrow Expenses, to the Indebtedness. The Lender shall remit any amounts in excess of the Indebtedness to the Borrower.

10.	Default
10.1	Payment Defaults

A “Default” shall exist without Notice upon the occurrence of any of the following events:

(a)	Scheduled Payments

The Borrower’s failure to pay, or to cause to be paid, (i) any regular monthly payment of principal and interest under the Notes, together with any required Monthly Escrow Payment, on or before the tenth (10th) day of the month in which it is due or (ii) any other scheduled payment under the Notes, this Mortgage or any other Loan Document.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(b)	Payment at Maturity

The Borrower’s failure to pay, or to cause to be paid, the Indebtedness when the Loan matures by acceleration under Section 16, because of a transfer or encumbrance under Section 13, or by lapse of time.

(c)	Demand Obligations

The Borrower’s failure to pay, or to cause to be paid, within five (5) Business Days of the Lender’s demand, any other amount required under the Notes, this Mortgage or any of the other Loan Documents.

10.2	Incurable Non-Monetary Default

A Default shall exist upon any of the following (each of which is an “Incurable Non-Monetary Default”):

(a)	Material Untruth or Misrepresentation

The Lender’s discovery that any representation made by the Borrower in any Loan Document was materially untrue or misleading when made, if the misrepresentation either was intentional or is not capable of being cured as described in Subsection 10.3(a) below.

(b)	Due on Sale or Encumbrance

The occurrence of any sale, conveyance, transfer or vesting that would result in the Loan becoming immediately due and payable at the Lender’s option under Section 13.

(c)	Voluntary Bankruptcy Filing

The filing by the Borrower of a petition in bankruptcy or for relief from creditors under any present or future law that affords general protection from creditors.

(d)	Insolvency

The failure of the Borrower generally to pay its debts as they become due, its admission in writing to an inability so to pay its debts, the making by the Borrower of a general assignment for the benefit of creditors, or a judicial determination that the Borrower is insolvent.

(e)	Receivership

The appointment of a receiver or trustee to take possession of any of the assets of the Borrower.

(f)	Levy or Attachment

The taking or seizure of any material portion of the Property under levy of execution or attachment.

(g)	Lien

The filing against the Real Property of any lien or claim of lien for the performance of work or the supply of materials, or the filing of any federal, state or local tax lien against the Borrower, or against the Real Property, unless the Borrower promptly complies with Section 12 of this Mortgage.

(h)	Defaults under other Loan Documents

The existence of any default under any other Loan Document, provided any required Notice of such default has been given and any applicable cure period has expired.

(i)	Dissolution or Liquidation

The Borrower shall initiate or suffer the commencement of a proceeding for its dissolution or liquidation, and such proceeding shall not be dismissed within thirty (30) days, or the Borrower shall cease to exist as a legal entity (unless resulting in a Permitted Transfer).

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

10.3	Curable Non-Monetary Default

A Default shall exist, following the cure periods specified below, under the following circumstances:

(a)	Unintentional Misrepresentations that are Capable of Being Cured

With Notice, if the Lender discovers that the Borrower has unintentionally made any material misrepresentation that is capable of being cured, unless the Borrower promptly commences and diligently pursues a cure of the misrepresentation approved by the Lender, and completes the cure within thirty (30) days. Any such cure shall place the Lender in the risk position that would have existed had the false representation been true when made. If the Borrower has relied in full or in part on representations from, or on information furnished by, the seller of the Real Property as described in the last sentence of Section 5.25, and the representation is capable of being cured as described above, the misrepresentation shall be considered curable for purposes of this paragraph.

(b)	Involuntary Bankruptcy or Similar Filing

The Borrower becomes the subject of any petition or action seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief, or that may result in a composition of its debts, provide for the marshaling of the Borrower’s assets for the satisfaction of its debts, or result in the judicially ordered sale of the Borrower’s assets for the purpose of satisfying its obligations to creditors, unless a motion for the dismissal of the petition or other action is filed within twenty (20) days and results in its dismissal within sixty (60) days of the filing of the petition or other action.

(c)	Entry of a Material Judgment

Any judgment is entered against the Borrower or any other Obligor, and the judgment may materially and adversely affect the value, use or operation of the Real Property, unless the judgment is satisfied or appealed within twenty (20) days. If the judgment is appealed, the Borrower shall comply with the provisions of Section 12 of this Mortgage as though the judgment lien were a lien described in that Section.

(d)	Other Defaults

The Borrower fails to observe any promise or covenant made in this Mortgage, unless the failure results in a Default described elsewhere in this Section 10, provided the Lender delivers written Notice to the Borrower of the existence of such an act, omission or circumstance, and that such an act, omission or circumstance shall constitute a Default under the Loan Documents unless the Borrower promptly initiates an effort to cure the potential Default, pursues the cure diligently and continuously, and succeeds in effecting the cure within one hundred twenty (120) days of its receipt of Notice. The Lender shall afford the Borrower an additional period of one hundred twenty (120) days in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Borrower has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Mortgage shall run concurrently with any notice or cure periods provided by law and in any of the other Loan Documents.

11.	Right to Cure

The Lender shall have the right to cure any Default. The expenses of doing so shall be part of the Indebtedness, and the Borrower shall pay them to the Lender on demand.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

12.	Contest Rights

The Borrower may secure the right to contest Impositions and construction, mechanics’ or materialmen’s liens, through appropriate proceedings conducted in good faith, by either (A) depositing with the Lender an amount equal to one hundred twenty five percent (125%) of the amount of the Imposition or the lien, or (B) obtaining and maintaining in effect a bond issued by a surety acceptable to the Lender, in an amount equal to the greater of (i) the amount of a required deposit under clause (A) above and (ii) the amount required by the surety or by the court in order to obtain a court order staying the foreclosure of the lien pending resolution of the dispute, and releasing the lien of record. The proceeds of such a bond must be payable directly to the Lender. The surety issuing such a bond must be acceptable to the Lender in its sole discretion. After such a deposit is made or bond issued, the Borrower shall promptly commence the contest of the lien and continuously pursue that contest in good faith and with reasonable diligence. If the contest of the related Imposition or lien is unsuccessful, any deposits or bond proceeds shall be used to pay the Imposition or to satisfy the obligation from which the lien has arisen. Any surplus shall be refunded to the Borrower.  Notwithstanding the foregoing, promptly, but in any case not later than three (3) days after learning that such a lien has been filed, the Borrower may request that the Lender waive the requirement that Borrower either deposit cash or a bond with the Lender as explained above.  The Lender will consider such request in good faith, but shall not be bound to provide such a waiver.

13.	Due on Transfer or Encumbrance

Upon the sale or transfer of any portion of the Real Property or any other conveyance, transfer or vesting of any direct or indirect interest in the Borrower or the Property, including (i) the direct or indirect transfer of, or the granting of a security interest in, the ownership of the Borrower or the voting rights in the Borrower, (ii) any encumbrance (other than a Permitted Encumbrance) of the Real Property (unless the Borrower contests the encumbrance in compliance with Section 12) and (iii) the lease, license or granting of any security interest in the Personal Property, the Indebtedness shall, at the Lender’s option, become immediately due and payable upon Notice to the Borrower, unless the sale, conveyance, transfer or vesting is a Permitted Transfer or is permitted by Section 8.6.

14.	Due on Sale Exceptions

Notwithstanding Section 13 of this Mortgage, any Permitted Transfer under the Loan Agreement shall be a Permitted Transfer for purposes of this Mortgage.

15.	Notice of Absolute Assignment of Leases and Rents

Under the Absolute Assignment of Leases and Rents, the Borrower has assigned to the Lender, and to its successors and assigns, all of the Borrower’s right and title to, and interest in, the Leases, including all rights under the Leases and all benefits to be derived from them. The rights assigned include all authority of the Borrower to modify or terminate Leases, or to exercise any remedies, and the benefits assigned include all Rents. This assignment is present and absolute, but under the terms of the Absolute Assignment of Leases and Rents, the Lender has granted the Borrower a conditional license to collect and use the Rents, and to exercise the rights assigned, in a manner consistent with the Obligations, all as more particularly set forth in the Absolute Assignment of Leases and Rents. The Lender may, however, terminate the license by written Notice to the Borrower on certain conditions set forth in the Absolute Assignment of Leases and Rents.

16.	Acceleration

If a Default exists, the Lender may, at its option, declare the unpaid principal balance of each Note to be immediately due and payable, together with all accrued interest on the Indebtedness, all costs of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable by the Borrower under each Note or any other Loan Document. If the subject Default has arisen from a failure by the Borrower to make a regular monthly payment of principal and interest, the Lender shall not accelerate the Indebtedness unless the Lender shall have given the Borrower a cure period of at least three (3) Business Days following Notice of its intent to do so.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

If the subject Default is curable and non-monetary in nature, the Lender shall exercise its option to accelerate only by giving Notice of acceleration to the Borrower. The Lender shall not give any such Notice of acceleration until (a) the Borrower has been given any required Notice of the prospective Default and (b) any applicable cure period has expired.

Except as expressly described in this Section, no notice of acceleration shall be required in order for the Lender to exercise its option to accelerate the Indebtedness in the event of Default.

17.	Rights of Entry and to Operate
17.1	Entry on Real Property

If a Default exists, the Lender may, to the extent permitted by law, enter upon the Real Property and take exclusive possession of the Real Property and of all books, records and accounts, all without Notice and without being guilty of trespass, but subject to the rights of tenants in possession under the Leases. If the Borrower remains in possession of all or any part of the Property after Default and without the Lender’s prior written consent, the Lender may, without Notice to the Borrower (except as required by applicable law), invoke any and all legal remedies to dispossess the Borrower.

17.2	Operation of Real Property

Following Default, the Lender may hold, lease, manage, operate or otherwise use or permit the use of the Real Property, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as the Lender may deem to be prudent under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as the Lender deems prudent), and apply all Rents and other amounts collected by the Lender in accordance with the provisions of the Absolute Assignment of Leases and Rents.

18.	Receivership

Following Default, the Lender may apply to a court of competent jurisdiction for the appointment of a receiver of the Property, pursuant to Minnesota law, including Chapter 576 of the Minnesota Statutes, and Minnesota Statutes 559.17, ex parte without Notice to the Borrower (except as otherwise required by law), whether or not the value of the Property exceeds the Indebtedness, whether or not waste or deterioration of the Real Property has occurred, and whether or not other arguments based on equity would justify the appointment. The Borrower irrevocably, with knowledge and for valuable consideration, consents to such an appointment. Any such receiver shall have all the rights and powers given to receivers in Minnesota by applicable law and custom, including the rights and powers granted to the Lender by this Mortgage, the power to maintain, lease, operate, market and sell the Real Property on terms approved by the court, and the power to collect the Rents and apply them to the Indebtedness or otherwise as the court may direct. Once appointed, a receiver may at the Lender’s option remain in place until the Indebtedness has been paid in full, and during any post-foreclosure sale period of redemption.

19.	Foreclosure
19.1	Foreclosure By Action; Foreclosure By Advertisement

If a Default shall occur the Lender shall have the right to enforce the provisions of this Mortgage and Borrower hereby authorizes and fully empowers the Lender,

(a)	to foreclose this Mortgage by action or by any appropriate judicial proceedings; or
(b)

to foreclose this Mortgage by advertisement, with full authority and power to sell the Property at public auction and convey the same to the purchaser in fee simple, either in one parcel or separate lots and parcels, all in accordance with and in the manner prescribed by law.

Out of the proceedings arising from sale and foreclosure, Lender is authorized to retain the principal and interest due on each Note and the Indebtedness together with all such sums of money as the Lender shall

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

have expended or advanced pursuant to this Mortgage or pursuant to statute together with interest thereon as herein provided and all costs and expenses of such foreclosure, including lawful attorney’s fees, with the balance, if any, to be paid to the persons entitled thereto by law. In any suit to foreclose the lien hereof, there shall be allowed and included as additional Indebtedness in the decree for sale all expenditures and expenses which may be paid or incurred by or on behalf of Lender for reasonable attorneys’ fees, appraiser’s fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to the title as Lender may deem reasonably necessary either to prosecute such action to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Property. All expenditures and expenses of the nature in this Paragraph mentioned and such expenses and fees as may be incurred in the protection of the Property and the maintenance of the lien of this Mortgage, including the reasonable fees of any attorneys employed by Lender in any litigation or proceeding affecting this Mortgage, the Notes or the Property, including appellate, probate and bankruptcy proceedings, or in preparations for the commencement or defense of any proceedings or threatened suit or proceeding shall be immediately due and payable by Borrower, with interest thereon at the Default Rate and shall be secured by this Mortgage.

19.2	Acknowledgment of Waiver of Hearing Before Sale

The Borrower understands and agrees that if a Default shall occur, the Lender has the right, inter alia, to foreclose this Mortgage by advertisement pursuant to Minn. Stat. Chapter 580, as hereafter amended, or pursuant to any similar or replacement statute hereafter enacted; that if the Lender elects to foreclose by advertisement, it may cause the Property, or any part thereof, to be sold at public auction; that notice of such sale must be published for six (6) successive weeks at least once a week in a newspaper of general circulation and that no personal notice is required to be served upon the Borrower. The Borrower further understands that upon the occurrence of a Default, the Lender may also elect its rights under the UCC and take possession of the Personal Property and dispose of the same by sale or otherwise in one or more parcels provided that at least ten (10) days’ prior notice of such disposition must be given, all as provided for by the UCC, as hereafter amended or by any similar or replacement statute hereafter enacted. The Borrower further understands that under the Constitution of the United States and the Constitution of the State of Minnesota it may have the right to notice and hearing before the Property may be sold and that the procedure for foreclosure by advertisement described above does not insure that notice will be given to the Borrower and neither said procedure for foreclosure by advertisement nor the UCC requires any hearing or other judicial proceeding. THE BORROWER HEREBY EXPRESSLY CONSENTS AND AGREES THAT THE PROPERTY MAY BE FORECLOSED BY ADVERTISEMENT AND THAT THE PERSONAL PROPERTY MAY BE DISPOSED OF PURSUANT TO THE UCC, ALL AS DESCRIBED ABOVE. THE BORROWER ACKNOWLEDGES THAT IT IS REPRESENTED BY LEGAL COUNSEL; THAT BEFORE SIGNING THIS DOCUMENT THIS SECTION AND THE BORROWER’S CONSTITUTIONAL RIGHTS WERE FULLY EXPLAINED BY SUCH COUNSEL AND THAT THE BORROWER UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS WAIVED HEREBY AND THE EFFECT OF SUCH WAIVER.

20.	Waivers

To the maximum extent permitted by law, the Borrower irrevocably and unconditionally WAIVES and RELEASES any present or future rights (a) of reinstatement or redemption (b) that may exempt the Property from any civil process, (c) to appraisal or valuation of the Property, (d) to extension of time for payment, (e) that may subject the Lender’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (f) to any homestead and exemption rights provided by the Constitution and laws of the United States and of Minnesota, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein), and (h) that in any way would delay or defeat the right of the Lender to cause the sale of the Real Property for the

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

purpose of satisfying the Indebtedness. The Borrower agrees that the price paid at a lawful foreclosure sale, whether by the Lender or by a third party, and whether paid through cancellation of all or a portion of the Indebtedness or in cash, shall conclusively establish the value of the Real Property.

The foregoing waivers shall apply to and bind any party assuming the Obligations of the Borrower under this Mortgage.

21.	Exculpation Clause and Carveout Obligations

The Lender agrees that it shall not seek to enforce any monetary judgment with respect to any Obligation against the Borrower except through recourse to the Property, unless the Obligation from which the judgment arises is a Carveout Obligation. The Carveout Obligations include (a) the obligation to repay any portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses in respect of any of the “Carveouts” (as defined below), (b) the obligation to repay the entire Indebtedness, if the Lender’s exculpation of the Borrower from personal liability under this Section has become void as set forth below, (c) the obligation to indemnify the Lender in respect of its actual damages suffered in connection with a Carveout, and (d) the obligation to defend and hold the Lender harmless from and against any claims, judgments, causes of action or proceedings arising from a Carveout.

21.1	The Carveouts

The Carveouts are:

(a)	Fraud or material written misrepresentation.
(b)

Waste of the Property (which shall include damage, destruction or disrepair of the Real Property caused by a willful act or grossly negligent omission of the Borrower, but shall exclude ordinary wear and tear in the absence of gross negligence).

(c)	Misappropriation of tenant security deposits (including proceeds of tenant letters of credit), Insurance Proceeds or Condemnation Proceeds.
(d)

Failure to turn over to the Lender all tenant security deposits and tenant letters of credit required to be held by the Borrower under the terms of the Leases on or prior to the date on which the Lender receives title to the Real Property following the foreclosure of its lien or by delivery of the deed in lieu of foreclosure.

(e)

Failure to pay property taxes, assessments or other lienable Impositions to the taxing authority prior to their due date or to the Lender to the extent such Impositions have accrued on the date the Lender receives title to the Real Property following the foreclosure of its lien or by delivery of the deed in lieu of foreclosure.

(f)	Failure to maintain insurance coverage that meets the requirements set forth in the Loan Documents.
(g)	The cost to the Lender of the forced placement of insurance, as permitted under the Loan Documents.
(h)	Failure to pay to the Lender all Termination Payments.
(i)

Failure to pay to the Lender all Rents, income and profits (including any rent collected more than one month in advance, or any rent for the last month of the lease term, under any Lease in force at the time of Default), net of reasonable and customary operating expenses, received in respect of a period when the Loan is in Default.

(j)	Removal from the Real Property of Fixtures or Personal Property, unless replaced in a commercially reasonable manner.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(k)	The out-of-pocket expenses of enforcing the Loan Documents following Default, not including expenses incurred after the Lender has received a Qualified Offer.
(l)	Executing, terminating or amending a Lease in violation of the Loan Documents.
(m)	Any liability of the Borrower under the Environmental Indemnity Agreement.
(n)

The inability of the Brighton Village Parcel to be restored or repaired under applicable laws or ordinances to the fullest extent necessary to maintain the use, value or income of the Brighton Village Parcel immediately prior to such casualty or destruction (provided, however, that such inability shall not, in and of itself, cause a Default if a Default has not otherwise occurred under the Loan Documents).

(o)

Any cost, expense or liability to Lender arising out of Lender’s payment or discharge of the Roseville Special Assessment occurring after a foreclosure sale, acceptance of a deed-in-lieu of foreclosure, or other succession to title to the Roseville Parcel by Lender.

21.2	Exculpation Void

The Lender’s exculpation of the Borrower from personal liability for the repayment of the Indebtedness evidenced by the Notes shall be void without Notice if any of the following occurs:

(a)	The Borrower voluntarily transfers the Property or creates any material voluntary lien on the related parcel in violation of the Mortgage.
(b)	The Borrower causes or allows the filing of an involuntary bankruptcy petition under Title 11 of the United States Code in collusion with creditors other than the Lender.
(c)

The Borrower files a voluntary petition for reorganization under Title 11 of the United States Code (or under any other present or future law, domestic or foreign, relating to bankruptcy, insolvency, reorganization proceedings or otherwise similarly affecting the rights of creditors), and has not made a Qualified Offer prior to the filing.

(d)	After the Lender accepts a Qualified Offer, the Borrower defaults in fulfilling the terms of the accepted Qualified Offer.
22.	Security Agreement and Fixture Filing
22.1	Definitions

“Accounts” shall have the definition assigned in the UCC.

“Bank” shall have the definition assigned in the UCC.

“Chattel Paper” shall have the definition assigned in the UCC.

“Deposit Account” shall have the definition assigned in the UCC.

“Document” shall have the definition assigned in the UCC.

“Equipment” shall have the definition assigned in the UCC.

“Financing Statements” shall have the definition assigned in the UCC.

“General Intangibles” shall have the definition assigned in the UCC.

“Goods” shall have the definition assigned in the UCC. “Goods” include all detached Fixtures, items of Personal Property that may become Fixtures, major appliances, property management files, accounting books and records, reports of consultants relating to the Real Property, site plans, test borings, environmental or geotechnical surveys, samples and test results, blueprints, construction and shop drawings, and plans and specifications.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

“Instrument” shall have the definition assigned in the UCC.

“Investment Property” shall have the definition assigned in the UCC.

“Letter of Credit” shall have the definition assigned in the UCC.

“Letter of Credit Rights” shall have the definition assigned in the UCC.

“Money Collateral” means all money received in respect of Rents.

“Personal Property” means Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangible Collateral, Goods, Instruments, Investment Property, Letter of Credit Rights, Letters of Credit, and Money Collateral, all as now owned or hereafter acquired by the Borrower.

“Proceeds” shall have the definition assigned in the UCC.

“UCC” means the Uniform Commercial Code as adopted in Minnesota.

22.2	Creation of Security Interest

This Mortgage shall be self-operative and shall constitute a security agreement pursuant to the provisions of the UCC with respect to the Personal Property. The Borrower, as debtor, hereby grants the Lender, as secured party, for the purpose of securing the Indebtedness, a security interest in the Borrower’s interest in all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment Collateral, General Intangibles, Goods, Instruments, Investment Property, Letter of Credit Rights, Letter of Credit, and money, in the accessions, additions, replacements, substitutions and Proceeds of any of the foregoing items of collateral arising from or relating to the Real Property. Upon Default, the Lender shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity, and, at the Lender’s option, the Lender may also invoke the remedies provided elsewhere in this Mortgage as to such Property. The Borrower and the Lender agree that the rights granted to the Lender as secured party under this Section 22 are in addition to rather than a limitation on any of the Lender’s other rights under this Mortgage with respect to the Property.

22.3	Filing Authorization

The Borrower irrevocably authorizes the Lender to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as the Lender in good faith deems appropriate, such financing statements and amendments as the Lender may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status. The Borrower irrevocably authorizes the Lender to file such financing statements describing the collateral as “all of the Debtor’s personal property” or “all of the Debtor’s assets.”

22.4	Additional Searches and Documentation

The Borrower shall provide to the Lender upon request, certified copies of any searches of UCC records deemed necessary or appropriate by the Lender to confirm the first-priority status of its security interest in the Personal Property, together with copies of all documents or records evidencing security interests disclosed by such searches.

22.5	Costs

The Borrower shall pay all filing fees and costs and all reasonable costs and expenses of any record searches (or their continuations) as the Lender may require.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

22.6	Representations, Warranties and Covenants of the Borrower
(a)	Ownership of the Personal Property

All of the Personal Property is, and shall during the term of the Loan continue to be, owned by the Borrower, and is not the subject matter of any lease, control agreement or other instrument, agreement or transaction whereby any ownership, security or beneficial interest in the Personal Property is held by any person or entity other than the Borrower, subject only to (1) the Lender’s security interest, (2) the rights of tenants occupying the Property pursuant to Leases approved by the Lender, and (3) the Permitted Encumbrances.

(b)	No Other Identity

The Borrower represents and warrants that the Borrower has not used or operated under any other name or identity for at least five (5) years. The Borrower covenants and agrees that Borrower will furnish Lender with notice of any change in its name, form of organization, or state of organization within thirty (30) days prior to the effective date of any such change.

(c)	Location of Equipment

All Equipment is located upon the Land.

(d)	Removal of Goods

The Borrower will not remove or permit to be removed any item included in the Goods from the Land, unless the same is either (a) obsolete and no longer beneficial to the Property, or (b) is replaced promptly with unencumbered Goods (1) of a quality and value equal or superior to that which it replaces and (2) which is located on the Land. All such replacements, renewals, and additions shall become and be immediately subject to the security interest of this Mortgage.

(e)	Proceeds

The Borrower may, without the Lender’s prior written consent, dispose of Goods in the ordinary course of business, provided that, following the disposition, the perfection of the Lender’s security interest in the Proceeds of the disposition will continue under § 9-315 (d) of the UCC. The Borrower shall not, without the Lender’s prior written consent, dispose of any Personal Property in any other manner, except in compliance with Paragraph (d) of this Subsection 22.6.

22.7	Fixture Filing

This Mortgage constitutes a financing statement filed as a fixture filing in the Official Records of the County Recorders of Anoka County and Ramsey County, Minnesota, with respect to any and all fixtures comprising Property. The “debtor” is Sterling Georgetown, LLC, a limited liability company organized under Minnesota law; the “secured party” is Transamerica Life Insurance Company, an Iowa corporation; the collateral is as described in Subsection 22.2 above and the granting clause of this Mortgage; and the addresses of the debtor and secured party are the addresses stated in Subsection 25.13 of this Mortgage for Notices to such parties. The organizational identification number of the debtor is 795104300020. The owner of record of the Real Property is Sterling Georgetown, LLC.

23.	Environmental Matters
23.1	Representations

The Borrower represents as follows:

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

(a)	No Hazardous Substances

To the best of the Borrower’s knowledge and except as disclosed in the ESA, no release of any Hazardous Substance has occurred on or about the Real Property in a quantity or at a concentration level that (i) violates any Environmental Law, or (ii) requires reporting to any regulatory authority or may result in any obligation to remediate under any Environmental Law.

(b)	Absence of Mold Contamination

To the best of the Borrower’s knowledge, the amount of mold present in the air within the Improvements and the extent of mold growth on the elements of the Improvements are no greater than normal in buildings free of moisture intrusion. No mold-related tenant complaint or legal proceeding relating to the Improvements exists, except as otherwise disclosed to AEGON in writing.

(c)	Compliance with Environmental Laws

To the best of Borrower’s knowledge, the Real Property and its current use and presently anticipated uses comply with all Environmental Laws, including those requiring permits, licenses, authorizations, and other consents and approvals.

(d)	No Actions or Proceedings

To the best of Borrower’s knowledge, no Governmental Authority or agency has commenced any action, proceeding or investigation based on any suspected or actual violation of any Environmental Law on or about the Real Property. To the best of the Borrower’s knowledge as a duly diligent property owner, no such authority or agency has threatened to commence any such action, proceeding, or investigation.

23.2	Environmental Covenants

The Borrower covenants as follows:

(a)	Compliance with Environmental Laws

The Borrower shall, and the Borrower shall cause all employees, agents, contractors, and tenants of the Borrower and any other persons present on or occupying the Real Property to, keep and maintain the Real Property in compliance with all Environmental Laws.

(b)	Notices, Actions and Claims

The Borrower shall as promptly as possible advise the Lender in writing of (i) any notices from any governmental or quasi-governmental agency or authority of violation or potential violation of any Environmental Law received by the Borrower, (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any Environmental Law, (iii) all claims made or threatened by any third party against the Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances, and (iv) discovery by the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that creates a foreseeable risk of contamination of the Real Property by or with Hazardous Substances.

23.3	The Lender’s Right to Control Claims

The Lender shall have the right (but not the obligation) to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Substances and to have its related and reasonable attorneys’ and consultants’ fees paid by the Borrower upon demand.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

23.4	Indemnification

The Borrower shall be solely responsible for, and shall indemnify, defend, and hold harmless the Lender and its directors, officers, employees, agents, successors and assigns, from and against, any claim, judgment, loss, damage, demand, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the Effective Date of this Mortgage) of Hazardous Substances on, in, under or about the Real Property (whether by the Borrower, a predecessor in title, any tenant, or any employees, agents, contractor or subcontractors of any of the foregoing or any third persons at any time occupying or present on the Real Property), including: (i) personal injury; (ii) death; (iii) damage to property; (iv) all consequential damages; (v) the cost of any required or necessary repair, cleanup or detoxification of the Real Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (vi) damage to any natural resources; and (vii) all reasonable costs and expenses incurred by the Lender in connection with clauses (i) through (vi), including reasonable attorneys’ and consultants’ fees; provided, however, that nothing contained in this Section shall be deemed to preclude the Borrower from seeking indemnification from, or otherwise proceeding against, any third party including any tenant or predecessor in title to the Real Property, and further provided that this indemnification will not extend to matters caused by the Lender's gross negligence or willful misconduct, or arising from a release of Hazardous Substances which occurs after the Lender has taken possession of the Real Property, so long as the Borrower has not caused the release through any act or omission. The covenants, agreements, and indemnities set forth in this Section shall be binding upon the Borrower and its heirs, personal representatives, successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Borrower’s granting of a deed to the Real Property. Payment shall not be a condition precedent to this indemnity.  Any costs or expenses incurred by the Lender for which the Borrower is responsible or for which the Borrower has indemnified the Lender shall be paid to the Lender on demand, with interest at the Default Rate from the date incurred by the Lender until paid in full, and shall be secured by this Mortgage. Without the prior written consent of the Lender, the Borrower shall not enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to Hazardous Substances. The Lender agrees that it shall not unreasonably delay its consideration of any written request for its consent to any such settlement agreement, consent decree, or other compromise once all information, reports, studies, audits, and other documentation have been submitted to the Lender.

23.5	Environmental Audits

If a Default exists, or at any time the Lender has reason to believe that a release of Hazardous Substances may have occurred or may be likely to occur (as determined by Lender in good faith), the Lender may require that the Borrower retain, or the Lender may retain directly, at the sole cost and expense of the Borrower, a licensed geologist, industrial hygienist or an environmental consultant acceptable to the Lender to conduct an environmental assessment or audit of the Real Property, the scope of which shall be within the sole discretion of Lender and may include, without limitation, soil and groundwater sampling and laboratory analysis. In the event that the Lender makes a reasonable determination of the need for an environmental assessment or audit, the Lender shall inform the Borrower in writing that such a determination has been made and, if requested to do so by the Borrower, give the Borrower a written explanation of that determination before the assessment or audit is conducted. The Borrower shall afford any person conducting an environmental assessment or audit access to the Real Property and all materials reasonably requested. The Borrower shall pay on demand the cost and expenses of any environmental consultant engaged by the Lender under this Subsection. The Borrower shall, at the Lender’s request and at the Borrower’s sole cost and expense, take such investigative and remedial measures, as the Lender determines to be necessary to address any condition discovered by the assessment or audit so that (i) the Real Property shall be in compliance with all Environmental Laws, (ii) the condition of the Real Property

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

shall not constitute any identifiable risk to human health or to the environment, and (iii) the value of the Real Property shall not be affected by the presence of Hazardous Substances.

24.	Loan Information
24.1	Dissemination of Information

In connection with any transfer of the Loan or Participation, the Lender may forward any documents and information that the Lender now has or acquires in the future concerning the Loan, including the financial statements of any Obligor,  and such other information as may be reasonably related to the Obligors, the Property or the Leases to any transferee or prospective transferee of the Loan or Participation, or other party involved in the transaction, or to any of their consultants, attorneys, advisors or other representatives, and the Borrower waives any legal right it may have to prohibit such disclosure.

24.2	Cooperation

The Borrower, any guarantor and any Carveout Obligor shall cooperate with the Lender in connection with any transfer of the Loan or any Participation. The Borrower agrees to provide to the Lender or to any persons to whom the Lender may disseminate such information, at the Lender’s request, financial statements of Obligors, an estoppel certificate and such other documents as may be reasonably related to any Obligor, the Property, or the Leases, including, without limitation, any historical information on the Real Property that is in the Borrower’s possession or is reasonably obtainable by the Borrower.

24.3	Reserves/Escrows

The Lender shall have the right, if required by the transferee of the Loan or any Participation, to cause funds held by the Lender in escrow or as reserves to be transferred to deposit or investment accounts at creditworthy financial institutions, to be held or used in accordance with the Loan Documents.

25.	Miscellaneous
25.1	Successors and Assigns

All of the terms of the Loan Documents shall apply to, be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Obligors, or to the holder of each Note, as the case may be.

25.2	Survival of Obligations

Each and all of the Obligations shall continue in full force and effect until the latest of (a) the date the Indebtedness has been paid in full and the Obligations have been performed and satisfied in full, (b) the last date permitted by law for bringing any claim or action with respect to which the Lender may seek payment or indemnification in connection with the Loan Documents, and (c) the date on which any claim or action for which the Lender seeks payment or indemnification is fully and finally resolved and, if applicable, any compromise thereof of judgment or award thereon is paid in full.

25.3	Further Assurances

The Borrower, upon the request of the Lender, shall complete, execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary to carry out more effectively the purposes of this Mortgage, to subject any property intended to be covered by this Mortgage to the mortgage and security interests it creates, to place third parties on notice of the mortgage and security interests, or to correct any defects which may be found in any Loan Document.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

25.4	Right of Inspection

The Lender shall have the right from time to time, upon reasonable advance notice to the Borrower, to enter onto the Real Property for the purpose of inspecting and reporting on its physical condition, tenancy and operations.

25.5	Expense Indemnification

The Borrower shall pay all filing and recording fees, documentary stamps, intangible taxes, and all expenses incident to the execution and acknowledgment of this Mortgage, each Note or any of the other Loan Documents, any supplements, amendments, renewals or extensions of any of them, or any instrument entered into under Subsection 25.3. The Borrower shall pay or reimburse the Lender, upon demand, for all costs and expenses, including appraisal and reappraisal costs of the Property and reasonable attorneys’ and legal assistants’ fees, which the Lender may incur in connection with enforcement proceedings under each Note, this Mortgage, or any of the other Loan Documents (including all fees and costs incurred in enforcing or protecting each Note, this Mortgage, or any of the other Loan Documents in any bankruptcy proceeding), and attorneys’ and legal assistants’ fees incurred by the Lender in any other suit, action, legal proceeding or dispute of any kind in which the Lender is made a party or appears as party plaintiff or defendant, affecting the Indebtedness, each Note, this Mortgage, any of the other Loan Documents, or the Property, or required to protect or sustain  this Mortgage. The Borrower shall be obligated to pay (or to reimburse the Lender) for such fees, costs and expenses and shall indemnify and hold the Lender harmless from and against any and all loss, cost, expense, liability, damage and claims and causes of action, including attorneys’ fees, incurred or accruing by reason of the Borrower’s failure to promptly repay any such fees, costs and expenses. If any suit or action is brought to enforce or interpret any of the terms of this Mortgage (including any effort to modify or vacate any automatic stay or injunction, any trial, any appeal, any petition for review or any bankruptcy proceeding), the Lender shall be entitled to recover all expenses reasonably incurred in preparation for or during the suit or action or in connection with any appeal of the related decision, whether or not taxable as costs. Such expenses include reasonable attorneys’ fees, witness fees (expert or otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including the costs of searching records, obtaining title and credit reports, appraisals, environmental assessments, surveying costs, title insurance premiums, and reasonable attorneys’ fees, incurred by the Lender that are necessary at any time in the Lender’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the 10-Year Note.

25.6	General Indemnification

The Borrower shall indemnify, defend and hold the Lender (together with its officers, directors and employees) harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Real Property or the Indebtedness and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits costs and expenses (including the Lender's reasonable attorneys’ fees, costs and expenses, together with reasonable appellate counsel fees, costs and expenses, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by the Lender in connection with the Indebtedness, this Mortgage, the Real Property or any part thereof, or the operation, maintenance and/or use thereof, or the exercise by the Lender of any rights or remedies granted to it under this Mortgage or pursuant to applicable law; provided, however, that nothing herein shall be construed to obligate the Borrower to indemnify, defend and hold harmless the Lender from and against any of the foregoing which is imposed on or incurred by the Lender by reason of the Lender’s willful misconduct or gross negligence.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

25.7	Recording and Filing

The Borrower shall cause this Mortgage and all amendments, supplements, and substitutions to be recorded, filed, re-recorded and re-filed in such manner and in such places as the Lender may reasonably request. The Borrower will pay all recording filing, re-recording and re-filing taxes, fees and other charges.

25.8	No Waiver

No deliberate or unintentional failure by the Lender to require strict performance by the Borrower of any Obligation shall be deemed a waiver, and the Lender shall have the right at any time to require strict performance by the Borrower of any Obligation.

25.9	Covenants Running with the Land

All Obligations are intended by the parties to be and shall be construed as covenants running with the Land.

25.10	Severability

The Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall nevertheless be construed and given effect to the extent possible. The invalidity or unenforceability of any provision in a particular jurisdiction shall neither invalidate nor render unenforceable any other provision of the Loan Documents in that jurisdiction, and shall not affect the validity or enforceability of that provision in any other jurisdiction. If a provision is held to be invalid or unenforceable as to a particular person or under a particular circumstance, it shall nevertheless be presumed valid and enforceable as to others, or under other circumstances.

25.11	Usury

The parties intend that no provision of either Note or the Loan Documents be interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the Maximum Permitted Rate. In this regard, the Borrower and the Lender each stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. Accordingly, none of the terms of this Mortgage, either Note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Permitted Rate, and the Borrower shall never be liable for interest in excess of the Maximum Permitted Rate. Therefore, (a) in the event that the Indebtedness and Obligations are prepaid or the maturity of the Indebtedness and Obligations is accelerated by reason of an election by the Lender, unearned interest shall be canceled and, if theretofore paid, shall either be refunded to the Borrower or credited on the Indebtedness, as the Lender may elect; (b) the aggregate of all interest and other charges constituting interest under applicable laws and contracted for, chargeable or receivable under each Note and the other Loan Documents or otherwise in connection with the transaction contemplated thereby shall never exceed the maximum amount of interest, nor produce a rate in excess of the Maximum Permitted Rate; and (c) if any excess interest is provided for or received, it shall be deemed a mistake, and the same shall, at the option of the Lender, either be refunded to the Borrower or credited on the unpaid principal amount (if any), and the Indebtedness shall be automatically reformed so as to permit only the collection of the interest at the Maximum Permitted Rate. Furthermore, if any provision of either Note or any of the other Loan Documents is interpreted, construed, applied, or enforced, in such a manner as to provide for interest in excess of the Maximum Permitted Rate, then the parties intend that such provision automatically shall be deemed reformed retroactively so as to require payment only of interest at the Maximum Permitted Rate. If, for any reason whatsoever, interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the Maximum Permitted Rate, then the amount of such excess shall be deemed credited retroactively in reduction of the then outstanding principal amount of the Indebtedness, together with interest at such Maximum Permitted Rate. The Lender shall

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the Maximum Permitted Rate. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable Indebtedness, so that the interest rate is uniform throughout the full term of such Indebtedness. In connection with all calculations to determine the Maximum Permitted Rate, the parties intend that all charges be excluded to the extent they are properly excludable under applicable usury laws, as they from time to time are determined to apply to this transaction. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the Borrower and the Lender.

25.12	Entire Agreement

The Loan Documents contain the entire agreements between the parties relating to the financing of the Real Property, and all prior agreements which are not contained in the Loan Documents are terminated. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments executed by the party against whom enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall be null and void.

25.13	Notices

In order for any demand, consent, approval or other communication to be effective under the terms of this Mortgage, “Notice” must be provided under the terms of this Subsection. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted by facsimile (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:

If to the Lender:

Transamerica Life Insurance Company

c/o AEGON USA Realty Advisors, LLC

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499-5443

Attn:  Mortgage Loan Department

Reference:  Loan #10514231 and 10514235

Fax Number: (319) 355-2277

If to the Borrower:

Sterling Georgetown, LLC
1711 Gold Drive South, Suite 100
Fargo, North Dakota 58103
Fax Number: (701) 478-8111

Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by facsimile will be deemed delivered when a legible copy has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

date of the first attempted delivery (whether or not actually received). The Lender or the Borrower may change its address for Notice by giving at least fifteen (15) Business Days’ prior Notice of such change to the other party.

25.14	Counterparts

This Mortgage may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

25.15	Choice of Law

This Mortgage shall be interpreted, construed, applied, and enforced according to, and will be governed by, the laws of Minnesota, without regard to any choice of law principle which, but for this provision, would require the application of the law of another jurisdiction and regardless of where executed or delivered, where payable or paid, where any cause of action accrues in connection with this transaction, where any action or other proceeding involving the Loan is instituted, or whether the laws of Minnesota otherwise would apply the laws of another jurisdiction.

25.16	Forum Selection

The Borrower agrees that the sole and exclusive forum for the determination of any action relating to the validity and enforceability of each Note, this Mortgage and the other Loan Documents, and any other instruments securing each Note shall be either in an appropriate court of the State of Minnesota or the applicable United States District Court.

25.17	Sole Benefit

This Mortgage and the other Loan Documents have been executed for the sole benefit of the Borrower and the Lender and the successors and assigns of the Lender. No other party shall have rights thereunder or be entitled to assume that the parties thereto will insist upon strict performance of their mutual obligations hereunder, any of which may be waived from time to time. The Borrower shall have no right to assign any of its rights under the Loan Documents to any party whatsoever.

25.18	Release of Claims

The Borrower hereby RELEASES, DISCHARGES and ACQUITS forever the Lender and its officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the Effective Date (or the date of actual execution hereof by the Borrower, if later). As used herein, the term “Claim” shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys’ fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

25.19	No Partnership

Nothing contained in the Loan Documents is intended to create any partnership, joint venture or association between the Borrower and the Lender, or in any way make the Lender a co-principal with the Borrower with reference to the Property.

25.20	Payoff Procedures

If the Borrower pays or causes to be paid to the Lender all of the Indebtedness, then Lender’s interest in the Real Property shall cease, and upon receipt by the Lender of such payment, the Lender shall either (a) cancel this Mortgage or (b) assign the Loan Documents and endorse each Note (in either case without

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

recourse or warranty of any kind) to a takeout lender, upon payment (in the latter case) of an administrative fee of $2,500 plus all out-of-pocket expenses incurred by the Lender in connection with such cancellation or assignment.

25.21	Future Advances

Under this Mortgage, “Indebtedness” is defined to include amounts advanced by the Lender in the future. Such advances include any additional disbursements to the Borrower (unless in connection with another, independent mortgage financing), as well as any amounts advanced to pay Impositions, to cure Defaults, or to pay the costs of collection and receivership. Accordingly, any such sums shall be equally secured with, and have the same priority as, the Indebtedness, and shall be subject to all of the terms and provisions of this Mortgage. The Borrower shall pay any taxes that may be due in connection with any such future advance.

25.22	Defeasance

This Mortgage is made upon the conditions that if (a) all of the Indebtedness and Obligations, including all future advances and other future indebtednesses, obligations and liabilities included therein, are paid and performed in full, (b) the Borrower reimburses the Lender for any amounts the Lender shall have paid in respect of liens, Impositions, prior mortgages, insurance premiums, repairing or maintaining the Real Property, performing the Borrower’s obligations under any Lease, performing the Borrower’s obligations with respect to environmental matters, and for any other advancements hereunder, and interest thereon, (c) the Borrower fulfills all of the Borrower’s other Obligations, (d) the Lender has no obligation to extend any further credit to or for the account of the Borrower, and (e) no contingent liability of the Borrower secured by this Mortgage then exists, this conveyance shall be null and void upon the filing by the Lender of the written instrument of termination described in Section 25.23.

25.23	Satisfaction

This Mortgage and the Lender’s security interest under this Mortgage in the Real Property will not be terminated until a written mortgage satisfaction instrument executed by one of the Lender’s officers is filed for record in the county in which the Land is located. Except as otherwise expressly provided in this Mortgage, no satisfaction of this Mortgage shall in any way affect or impair the representations, warranties, agreements or other obligations of the Borrower or the powers, rights and remedies of the Lender under this Mortgage with respect to any transaction or event occurring prior to such satisfaction, all of which shall survive such satisfaction.

25.24	Date

The date of this Mortgage is intended as a date for the convenient identification of this Mortgage and is not intended to indicate that this Mortgage was executed and delivered on that date.

25.25	Interpretation
(a)	Headings and General Application

The section, subsection, paragraph and subparagraph headings of this Mortgage are provided for convenience of reference only and shall in no way affect, modify or define, or be used in construing, the text of the sections, subsections, paragraphs or subparagraphs. If the text requires, words used in the singular shall be read as including the plural, and pronouns of any gender shall include all genders.

(b)	Sole Discretion

The Lender may take any action or decide any matter under the terms of this Mortgage or of any other Loan Document (including any consent, approval, acceptance, option, election or

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

authorization) in its sole and absolute discretion, for any reason or for no reason, unless the related Loan Document contains specific language to the contrary. Any approval or consent that the Lender might withhold may be conditioned in any way.

(c)	Result of Negotiations

This Mortgage and all other Loan Documents result from negotiations between the Borrower and the Lender and from their mutual efforts. Therefore, it shall be so construed, and not as though it had been prepared solely by the Lender.

(d)	Reference to Particulars

The scope of a general statement made in this Mortgage or in any other Loan Document shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of a Loan Document contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”

25.26	Joint and Several Liability

If there is more than one individual or entity executing this Mortgage as the Borrower, liability of such individuals and entities under this Mortgage shall be joint and several.

25.27	Time of Essence

Time is of the essence of each and every covenant, condition and provision of this Mortgage to be performed by the Borrower.

25.28	Jury Waiver

THE BORROWER AND BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT OR (II) ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT, AND THE BORROWER AND BY ITS ACCEPTANCE HEREOF, THE LENDER, AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

25.29	Renewal, Extension, Modification and Waiver

The Lender, at its option, may at any time renew or extend this Mortgage, each Note or any other Loan Document. The Lender may enter into a modification of any Loan Document or of the Environmental Indemnity Agreement without the consent of any person not a party to the document being modified. The Lender may waive any covenant or condition of any Loan Document or of the Environmental Indemnity Agreement, in whole or in part, at the request of any person then having an interest in the Property or in any way liable for any part of the Indebtedness. The Lender may take, release, or resort to any security for each Note and the Obligations and may release any party primarily or secondarily liable on any Loan Document or on the Environmental Indemnity Agreement, all without affecting any liability not expressly released in writing by the Lender.

25.30	Cumulative Remedies

Every right and remedy provided in this Mortgage shall be cumulative of every other right or remedy of the Lender, whether conferred by law or by grant or contract, and may be enforced concurrently with any such right or remedy. The acceptance of the performance of any obligation to cure any Default shall not be construed as a waiver of any rights with respect to any other past, present or future Default. No waiver in a

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

particular instance of the requirement that any Obligation be performed shall be construed as a waiver with respect to any other Obligation or instance.

25.31	No Obligation to Marshal Assets

No holder of any mortgage, security interest or other encumbrance affecting all or any portion of the Real Property, which encumbrance is inferior to the mortgage and security interest of this Mortgage, shall have any right to require the Lender to marshal assets.

25.32	Transfer of Ownership

The Lender may, without notice to the Borrower, deal with any person in whom ownership of any part of the Real Property has vested, without in any way vitiating or discharging the Borrower from liability for any of the Obligations.

25.33	Application of Proceeds to Notes

With respect to any provision in this Mortgage, or in any other Loan Document, that permits Lender to apply the proceeds of any security for the Loan to the Notes, or that permits the Lender to apply any payments made (other than monthly principal and interest payments under the Notes) to reduction of the Indebtedness under the Notes, Lender may apply such proceeds or payments to either of the Notes in its discretion.

[SIGNATURE APPEARS ON THE NEXT PAGE]

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

IN WITNESS WHEREOF, the Borrower has caused this Mortgage to be duly executed on the date of the acknowledgement of the Borrower’s signature below, to be effective as of the Effective Date.

STERLING GEORGETOWN, LLC, a Minnesota limited liability company

By:
Bradley J. Swenson
President and Chief Manager

STATE OF NORTH DAKOTA	)
) ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me this             day of December, 2014, by Bradley J. Swenson, the President and Chief Manager of Sterling Georgetown, LLC, a Minnesota Limited Liability Company, on behalf of the limited liability company.

(SEAL)	Notary Public

This instrument was drafted by:

James C. Wine, Esq.
Nyemaster Goode, P.C.
700 Walnut Street, Suite 1600
Des Moines, Iowa 50309-3956

After recording, return to above address.

Mortgage and Security Agreement

Sterling Minnesota Portfolio, Minnesota

AEGON Loan No. 10514231 and 10514235

EXHIBIT A

Ramsey County Property:

TRACT 697000-1 (Tract 1)

Lot 2, Block 1, Maple Woods Estates, recorded April 14, 1973, as Documents No. 1850577, according to the plat thereof on file and of record in the office of the Register of Deeds, Ramsey County, Minnesota.

(Abstract Property)

TRACT 697000-2 (Tract 2)

Parcel A (Abstract Property)

The East Quarter of the Southeast Quarter of Section 1, Township 29 North, Range 23 West, Ramsey County, except the South 1649.59 feet thereof, and except the West 30 feet thereof, and except the North 160 feet of the South 18009.59 feet of the East 295 feet thereof.

Parcel B:

Non-exclusive easement for driveway purposes as conveyed in the Warranty Deed, dated January 2, 1971, recorded January 27, 1971, in the office of the Ramsey County Recorder as Doc. No. 1792059.

TRACT 697000-3 (Tract 3)

Parcel 1:

That part of the SE ¼ of the SW ¼ of Section 32, Township 30 North, Range 23 West, Ramsey County, Minnesota, except North 156 feet all lying Northerly of the following described line: Commencing at the Sou8thwest corner of the SE ¼ of the SW ¼ of Section 32, Township 30 North, Range 23 West, Ramsey County, Minnesota; thence on an assumed bearing of North along the West line of the SE ¼ of the SE ¼ a distance of 33.00 feet to the Northerly right-of-way line of County Road “D”; thence continuing North along the West line of the SE ¼ of the SW ¼ a distance of 591.23 feet to the point of beginning; thence East a distance of 374.55 feet; thence South 28 degrees 00 minutes 00 seconds East a distance of 353.00 feet; thence South 83.00 feet; thence South 89 degree 38 minutes 00 seconds East a distance of 118.43 feet; thence North 51 degrees 26 minutes 15 seconds East a distance of 262.12 feet; thence North 65 degrees 27 minutes 10 seconds East a distance of 290.75 feet to the Westerly right-of-way line of State Highway No. 8; and there terminating;

Except that part described as follows:

Commencing at the Southwest corner of said SE 1/4 of the SW 1/4 of said Section 32; thence due North on an assumed bearing along the West line of said SE 1/4 of the SW 1/4 a distance of 33.00 feet to the Northerly right-of-way line of 37th Avenue Northeast; thence South 89 degrees 38 minutes 00 seconds East along said Northerly right-of-way of said 37th Avenue Northeast and parallel to the South line of said SE 1/4 of the SW 1/4 a distance of 477.00 feet; thence North 0 degrees 22 minutes 00 seconds East a distance of 200.00 feet; thence South 89 degrees 38 minutes 00 seconds East a distance of 180.43 feet; thence North 51 degrees 26 minutes 15 seconds East a distance of 262.12 feet; thence North 65 degrees 27 minutes 10 seconds East a distance of 230.75 feet to the point of beginning of the tract to be described; thence continuing North 65 degrees 27 minutes 10 seconds East a distance of 60.00 feet to the Westerly right-of-way line of state Highway No. 8; thence North 26 degrees 36 minutes 00 seconds East along said Westerly right-of-way line a distance of 255.53 feet; thence North 0 degrees 01 minutes 30 seconds West along said Westerly right-of-way line a distance of 407.66 feet to a point 156.00 feet Southerly of the North line of said SE 1/4 of the SW 1/4; thence North 89 degrees 36 minutes 00 seconds West and parallel to the North line of said SE 1/4 of the SW 1/4 a distance of 497.63 feet; thence due South a distance of 335.74 feet; thence South 45 degrees 00 minutes 00 seconds East a distance of 465.00 feet to the point of beginning, according to the United States Government Survey thereof, Ramsey County, Minnesota.

ABSTRACT PROPERTY.

Parcel 2:

Non-exclusive easements as contained in Declaration of Easements dated September 15, 1970, filed November 5, 1970 as Document Number 1786083 in the office of the County Recorder, Ramsey County, Minnesota.

TRACT 697000-6 (Tract 6)

The North 603 feet of the South 1489.59 feet of the East 295 feet of the Southeast Quarter of Section 1, Township 29, Range 23; and

The North 763 feet of the South 1649.59 feet of the East Quarter of the Southeast Quarter of Section 1, Township 29, Range 23, except the East 295 feet thereof, and except the West 30 feet thereof.

(Abstract property)

Anoka County Property:

TRACT 697000-4 (Tract 4)

Parcel A (Abstract property):

Lots 1 and 2, Block1, Robinwood Plat 2, recorded May 8, 1970, as Document No.334820 in the office of the County Recorder, Anoka County, Minnesota, together with that part of the west half of adjoining vacated Flora Street NW lying north of the easterly projection of the south line of said Lot1.

Parcel B:

Non-exclusive easement for driveway purposes over part of vacated Flora Street NW, as contained in the Agreement, dated September 29, 1971, recorded October 26, 1971, in the office of the Anoka County Recorder as Doc. No.357564.

TRACT 697000-5 (Tract 5)

Parcel A (Certificate of Title No. 38026):

Tracts A, B, and C, Registered Land Survey No. 38, files of the Registrar of Titles, recorded November 9, 1972, as Document No. 76593, County of Anoka, Minnesota.

Parcel B (Certificated of Title No.85725):

Tracts D and E, Registered Land Survey No. 38, files of the Registrar of Titles, recorded November 9, 1972, as Document No.76593, County of Anoka, Minnesota.